Exhibit 1.01

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JDS UNIPHASE CORPORATION,

JDSU ACQUISITION VII, INC.,

and

ACTERNA INC.

May 23, 2005

Exhibits

Exhibit A	Form of Representative Operating Agreement

INDEX OF DEFINED TERMS

Defined Term	Page
Accounting Arbitrator	2, 19
Acquisition Proposal	2
Actual Stock Value	58
Additional Consideration	58
Adjusted Cash Merger Consideration	2
Adjusted Parent Shares Merger Consideration	2
Adjustment Amount	2
Administrative Agent	2
Advisors	2
Affiliate	2
Affiliate Agreements	1
Affiliate Stockholders	48
Aggregate Option Cash Payment	2
Aggregate Option Stock Payment	2
Aggregate Parent Shares Closing Value	58
Agreement	1, 2
Agreement Date	2
Ancillary Documents	2
Applicable Law	2
Business Assets	2, 27
Business Day	2
Cash Merger Consideration	3, 14
Cash Percentage	3
CERCLA	3, 33
Certificate of Merger	3, 14
Certificates	3, 18
Closing	3, 13
Closing Cash	3
Closing Cash Adjustment Reserve Amount	4, 17
Closing Date	4
Code	4
Collateral Source	4, 64
Common Stock	4
Common Stockholders	4, 18
Company	4, 1
Company Balance Sheet	4, 24
Company Balance Sheet Date	4, 24
Company Budget	4, 41
Company Certificate	4
Company Disclosure Schedules	4, 22, 24
Company Financial Statements	4, 24
Company Indemnified Parties	4
Company Intellectual Property	4
Company Plan	4, 16
Company Stockholders	4
Company Subsidiary Securities	4, 24
Comparable Benefits	4
Confidentiality Agreement	4, 44
Consent	4

Defined Term	Page
Contingent Payment Right	4
Continuing Employee	5
Contract	5
CPR	4
Credit Agreement	5
Designated German and United Kingdom Pension Plans	5
Development	5, 44
DGCL	5
Dissenting Shares	5, 16
Dollars	5
EC Merger Regulations	5, 23
Effective Time	5, 14
Employee Benefit Plan	5
Encumbrances	5
Environmental Approval	6
Environmental Claim	6
Environmental Laws	6
ERISA	6
ERISA Affiliate	6
Estimated Closing Cash	6, 15
Estimated Closing Funded Debt	6
Exchange Act	6
Exchange Agent	6, 17
Executive Promissory Notes	3
Foreign Competition Laws	6, 23
Form S-4	45
Fully-Diluted Company Shares	7
Funded Debt	6
GAAP	7
Governmental Body	7
Group Return	7, 26
Hazardous Materials	7
HSR Act	7
Hypothetical Aggregate Merger Consideration Value	7
Hypothetical Cash Merger Consideration	7
Hypothetical Value of Merger Consideration Per Share	7
Indemnification Control Person	8
Indemnification Reserve Amount	8, 17
Indemnified Party	8
Indemnifying Party	8
Intellectual Property	8
International Plan	8
IRS	8
Knowledge	8
Leased Real Property	8, 27
Lender Debt	9
Lenders	5, 9
Loss	9
Losses	9, 60
Material Adverse Effect	9
Material Contracts	9

v

Defined Term	Page
Material IP Agreements
Material IP Contracts	9
Material Lease	9, 27
Material Leased Real Property	9, 27
Merger	1, 9
Merger Consideration	9
Merger Sub	1, 9
Net Cash Merger Consideration	9, 17
Net Per Share Cash Merger Consideration	9
Non-Competition Agreements	9
Open Source Software	9
Option Holders	9, 18
Option Payment	9
Options	9, 16
Order	9
Ordinary Course of Business	10
Owned Company Intellectual Property	10
Owned Real Property	10, 27
Parent	1, 10
Parent Business Intellectual Property	40
Parent Common Stock	10
Parent Common Stock Closing Price	10
Parent Common/Closing Price
Parent Disclosure Schedules	10, 36
Parent Indemnified Parties	10, 60
Parent Permits	38
Parent Preferred Shares	36
Parent Return	10, 53
Parent SEC Reports	10, 38
Parent Shares	10, 15
Parent Shares Merger Consideration	10
Parent Shares Minimum Value	58
Parent Stock Plans	36
Parent Threshold	63
Parties	1, 10
Party	1, 10
Payoff Amount	10, 17
Per Share Cash Merger Consideration	10, 15
Per Share Merger Consideration	11, 16
Per Share Stock Merger Consideration	11
Permit	10
Permits	10
Permitted Encumbrances	10
Person	11
Potential Acquiror	11
Pre-Closing Tax Statement	11, 54
Pre-Closing Taxes	11
Pro Rata	11
Proceeding(s)	11
Proxy Statement	11, 45
Real Property	11

Defined Term	Page
Registered Intellectual Property	11
Release	11
Representative	1, 11
Representative Operating Agreement	11
Representative Reimbursement Amount	11, 17
Representative Share	11, 16
Requisite Information	49
Requisite Lender Approval	11
Requisite Stockholder Approval	11, 22
Rights	12
Sarbanes-Oxley Act	39
SEC	12
Securities Act	12
Selling Stockholder	12
Selling Stockholders	48
Shelf Registered Shares	48
Shelf Registration Statement	48
Statement of Closing Cash and Funded Debt	12, 19
Statement of Estimated Closing Cash and Funded Debt	12, 15
Stock Percentage	12
Stockholder Indemnified Parties	12, 60
Stockholder Meeting	12, 44
Subsidiary	12
Superior Proposal	12
Survival Date	65
Surviving Corporation	12, 13
Takeover Statute	12, 36
Tax	12
Tax Arbitrator	12, 54
Tax Return	12
Tax Statement Dispute	13, 54
Taxes	12
Taxing Authority	13
Termination Fee	13
Third Parties	13
Third Party	13
Third Party Claim	13, 60
Third Party Interests	13, 24
Threatened	13
Threshold	13, 63
Transaction Expense	13, 65
Transactions	13
Voting Agreements	1
Warrant Agent	13
Warrants	13, 17
Withholdings	13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 23, 2005 (“Agreement Date”) by and among (i) Acterna Inc., a Delaware corporation (the “Company”), (ii) JDS Uniphase Corporation, a Delaware corporation (“Parent”), (iii) JDSU Acquisition VII, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and (iv) for the limited purpose of agreeing to perform the duties specified in Section 3.09, Section 3.10 and Article 10, Antelope Indemnity Holdings, LLC, a Delaware limited liability company (the “Representative”). Parent, Merger Sub and the Company are referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interest of the Company’s stockholders to enter into this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement and has approved this Agreement in accordance with the DGCL, upon the terms and conditions contained herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in accordance with the DGCL;

WHEREAS, the Boards of Directors of each of Parent (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved the Merger and the Board of Directors of Merger Sub has deemed it advisable that Merger Sub enter into this Agreement providing for the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Persons who are key employees of Company are agreeing to terminate their existing employment agreements with the Company and to enter into Non-Competition Agreements with Parent (the “Non-Competition Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement certain stockholders of the Company are entering into affiliate agreements (the “Affiliate Agreements”) relating to the resale of Parent Common Stock received in the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement certain stockholders of the Company are entering into voting agreements with Parent pursuant to which these stockholders are agreeing, among other things, to vote all of their Common Stock in favor of adoption of this Agreement (the “Voting Agreements”) and the Board of Directors of the Company has approved the entry into the Voting Agreements by the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 3.09(b).

“Acquisition Proposal” has the meaning set forth in Section 6.07(f).

“Adjusted Cash Merger Consideration” shall mean the Cash Merger Consideration minus the Aggregate Option Cash Payment.

“Adjusted Parent Shares Merger Consideration” shall mean the Parent Shares Merger Consideration less the Aggregate Option Stock Payment.

“Adjustment Amount” has the meaning set forth in Section 3.09(c).

“Administrative Agent” means JPMorgan Chase Bank or such other administrative agent under the Credit Agreement.

“Advisors” has the meaning set forth in Section 6.07(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aggregate Option Cash Payment” means the total amount of the cash portion of all Option Payments required to be paid in cancellation of all Options pursuant to Section 3.03 hereof (before any reduction to reflect payments by Parent pursuant to Section 3.05(b)(i) in respect of the cancelled Options).

“Aggregate Option Stock Payment” means the total number of shares of Parent Common Stock required to be issued in connection with the cancellation of all Options pursuant to Section 3.03 hereof.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Agreement Date” has the meaning set forth in the introductory paragraph above.

“Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or pursuant to any Ancillary Document.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all federal, state, local, and foreign laws (including the common law), ordinances, regulations, statutes, treaties, rules, codes, legislation, licenses and requirements that are enacted, implemented, promulgated, issued, entered, or otherwise put into effect by or under the authority of any Governmental Body having jurisdiction over such Person or any of such Person’s properties or assets.

“Business Assets” has the meaning set forth in Section 4.11(c).

“Business Day” means any day of the year other than a Saturday, a Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Cash Merger Consideration” has the meaning set forth in Section 3.01(a)

“Cash Percentage” shall mean (A) the Cash Merger Consideration divided by (B) the sum of (i) the Cash Merger Consideration and (ii) the Parent Shares Merger Consideration multiplied by the Parent Common Stock Closing Price, expressed as a percentage.

“CERCLA” has the meaning set forth in Section 4.19(d).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Certificates” has the meaning set forth in Section 3.05(c).

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” shall mean, as of the close of business on the Closing Date, the sum of the cash, cash equivalents, restricted cash, and marketable securities of the Company and its Subsidiaries determined in accordance with the principles, policies, estimates and procedures used in preparing the presentation of cash, cash equivalents, and marketable securities set forth in the Company Balance Sheet, minus

(i) any Transactions Expenses of the Company or its Subsidiaries which are unpaid as of the Effective Time and which are not subsequently paid by the Representative and which are paid by the Company after the Effective Time,

(ii) any accounts payable in excess of $100,000 (other than accounts payable disputed in good faith by the Company), which have not been paid by the Company or its Subsidiaries and which are more than ten (10) Business Days past due the later of (a) the due date for payment specified in the terms of that payable and (b) the date that payment has been made in the Ordinary Course of Business with respect to that type of payable (it being understood that in calculating accounts payable for purposes of this subpart (ii), any accounts payable due to each accounts payable payee that are more than ten (10) Business Days past due the later of the times specified in clauses (a) and (b) shall be aggregated),

(iii) any cash received by the Company in respect of any accounts receivable in excess of $100,000, the payment of which has been received more than ten (10) Business Days in advance of its specified payment date unless the payer has made payment consistent with the timing of past payments to the Company (it being understood that in calculating accounts receivable for purposes of this subpart (iii), any accounts receivable received from each accounts receivable obligor the payment of which has been received more than ten (10) Business Days in advance of the specified payment date, unless payment has been made consistent with the timing of past payments, shall be aggregated), and

(iv) any payments made, required to be made, or that become payable, directly or indirectly, to any employee or director of the Company in their capacity as employee or director (and not as a securityholder, including as a holder of Common Stock, Options, CPRs or Funded Debt) solely as a result of a change of control of the Company as a result of the Merger without any other action by Parent or the Company following the Merger (such other action by Parent or Company which would not give rise to a reduction of Closing Cash would include termination of employment of an employee or director by Parent or the Company). For the avoidance of doubt, forgiveness by the Company of the unpaid principal amount of indebtedness and interest thereon evidenced by the Amended and Restated Promissory Note dated February 27, 2004 issued by John Peeler to the Company and the Amended and Restated Promissory Note dated April 1, 2004 issued by Helmut Berg to the Company (collectively, the “Executive Promissory Notes”) shall not be treated as a payment pursuant to this subsection (iv) and the amount of indebtedness (and interest) forgiven shall not be deducted from Closing Cash.

In addition, one-half of the total cost of any premiums payable for the purchase of the insurance policy contemplated by Section 7.02(c) shall be deducted from Closing Cash to the extent it has not been paid prior to the Closing Date. If all or a portion of such premiums have been paid prior to the Closing Date, Closing Cash shall be increased by one-half of the premiums so paid.

“Closing Cash Adjustment Reserve Amount” has the meaning set forth in Section 3.05(b)(i).

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 10.08.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stockholders” has the meaning set forth in Section 3.05(c).

“Company” has the meaning set forth in the introductory paragraph above.

“Company Balance Sheet” has the meaning set forth in Section 4.07(a).

“Company Budget” has the meaning set forth in Section 6.02.

“Company Balance Sheet Date” has the meaning set forth in Section 4.07(a).

“Company Certificate” means the certificate of incorporation of the Company.

“Company Disclosure Schedules” has the meaning set forth in Article 4.

“Company Financial Statements” has the meaning set forth in Section 4.07(a).

“Company Indemnified Parties” has the meaning set forth in Section 7.02(a).

“Company Intellectual Property” shall mean all Intellectual Property used or held for use by the Company and/or its subsidiaries in connection with their business as currently conducted.

“Company Plan” has the meaning set forth in Section 3.03.

“Company Stockholders” means the holders of all issued and outstanding shares of Common Stock, Options and Warrants at or prior to the Effective Time.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Comparable Benefits” has the meaning set forth in Section 7.01(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.04.

“Consent” shall mean any Permit, approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contingent Payment Right” or “CPR” means each certificate of contingent payment right setting forth the percentage of the Distribution (as defined therein) to which the holder thereof is entitled, dated October 14, 2003, issued pursuant to the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated as of August 26, 2003 in the bankruptcy cases of Acterna Corporation and its affiliates titled In re Acterna Corporation, et al., Chapter 11 Case No. 03-12837 (BRL) (Jointly Administered) confirmed by the United States Bankruptcy Court for the Southern District of New York on September 25, 2003.

“Continuing Employee” has the meaning set forth in Section 7.01(b).

“Contract” means any agreement, lease, license agreement, contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a provision hereof refers.

“CPR Payment” means the amount of cash proposed to be paid by the Company to each holder of a CPR at the Effective Time as provided in Section 6.14 in consideration of the CPR holder surrendering its CPR to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of October 14, 2003, among the Company, certain of its Subsidiaries, and the lender parties thereto (the “Lenders”).

“Designated German and United Kingdom Pension Plans” shall mean the (i) two German plans subject to underfunding, and (ii) United Kingdom plan subject to underfunding, disclosed in Note K “Employee Retirement Plans” to the Company’s audited consolidated financial statements for the year ended March 31, 2004.

“Development” has the meaning set forth in Section 6.05.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.02(c).

“Dollars” and the sign “$” mean United States Dollars; any foreign currency shall be converted into United States Dollars using the prevailing exchange rates in effect as of the Closing Date.

“EC Merger Regulations” has the meaning set forth in Section 4.04.

“Effective Time” has the meaning set forth in Section 2.02.

“Employee Benefit Plan” means any material “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title I of ERISA and is maintained or sponsored by the Company or any of its Subsidiaries, including all deferred compensation, pension, profit sharing, retirement, group or individual insurance or welfare benefit plans.

“Encumbrances” means and includes:

(i) with respect to any personal property, any intangible property or any other property other than Real Property, any security or other property interest or right, claim, lien, pledge, hypothecation, option, charge, mortgage or deed of trust, security interest, right of first refusal, preemptive right, or any other title claim or retention agreement or lease or use agreement in the nature thereof, in each event whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements (but only to the extent that lease is disclosed as a capital lease in the Company Disclosure Schedule), and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and

(ii) with respect to any Real Property (whether and including Owned Real Property or Leased Real Property), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain Proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any Real Property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements of leasehold improvements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Environmental Approval” means permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of the business or the ownership or operation of the Real Property.

“Environmental Claim” means administrative, regulatory, or judicial action, suits, demands, demand letters, claims, notices of non-compliance or violation, Proceedings or Orders, arising under any Environmental Law or any Environmental Approval, including, but not limited to (i) Environmental Claims by Governmental Bodies for enforcement, cleanup, removal, response, remedial or other action or damage pursuant to any applicable Environmental Law, and (ii) Environmental Claims by any Third Party seeking damages or injunctive relief resulting from Environmental Conditions or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means all Applicable Laws and any Order arising under Environmental Law of any Governmental Body having jurisdiction over environmental activities of the Company or any of its Subsidiaries, that (i) regulates or relates to the protection or clean-up of the environment; the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) imposes liability with respect to any of the foregoing, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the German Soil Protection Act (Bundesbodenschutzgesetz), Section 4 et seq.; or any other Applicable Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Estimated Closing Cash” has the meaning set forth in Section 3.01(c).

“Estimated Closing Funded Debt” has the meaning set forth in Section 3.01(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.05(b).

“Foreign Competition Laws” has the meaning set forth in Section 4.04.

“Funded Debt” means any indebtedness represented by total long-term debt (including the current portion thereof and any mortgages on real property) on the Company Balance Sheet outstanding as of the Effective Time and all interest accrued thereunder up to and including the Closing Date and any prepayment fees or penalties payable with respect thereto in connection with repayment thereof pursuant to this Agreement (for the avoidance of doubt, Funded Debt shall include the Lender Debt to be repaid by the Surviving Corporation immediately after the Effective Time pursuant to Section 3.05(a) hereof but shall not include accounts payable or accrued expenses). For the avoidance of doubt, Funded Debt shall not include liabilities under any defined benefit plan, pension plan or retirement plan.

“Fully-Diluted Company Shares” is equal to, at the Effective Time (and without duplication with respect to clauses (i) and (ii)), the sum of: (i) the total number of shares of Common Stock outstanding, plus (ii) the total number of additional shares of Common Stock that would be issued assuming the exercise, conversion or exchange, as applicable, of all outstanding Options and upon the exercise of all Warrants, or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock properly exercised prior to the Effective Time.

“Fully-Diluted Warrant Company Shares” is equal to, at the Effective Time, the number of Fully Diluted Company Shares less the number of shares of Common Stock that would be issuable upon exercisable of all Options outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any of the following, whether located in the United States or in any other country:

(i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv) multi-national organization or body; and/or

(v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group Return” has the meaning set forth in Section 4.10(e).

“Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls, and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hypothetical Aggregate Merger Consideration Value” shall mean the sum of (i) the Hypothetical Cash Merger Consideration and (ii) the product of the number of shares of Parent Common Stock equal to the Parent Shares Merger Consideration and the Parent Common Stock Closing Price.

“Hypothetical Cash Merger Consideration” means the Cash Merger Consideration plus the amount of cash which would have been paid to the Company had all Options outstanding immediately prior to the Effective Time been exercised in full immediately prior to the Effective Time.

“Hypothetical Value of Merger Consideration Per Share” shall mean the Hypothetical Aggregate Merger Consideration Value divided by the Fully Diluted Company Shares.

“Indemnification Reserve Amount” has the meaning set forth in Section 3.05(b)(i).

“Indemnification Control Person” means (i) in the event of a claim by a Stockholder Indemnified Party, Parent, and (ii) in the event of a claim by a Parent Indemnified Party, the Representative.

“Indemnified Party” means any Person entitled to seek indemnification pursuant to Article 10.

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to Article 10.

“Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (ii) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world (the foregoing, collectively, “Patents”); (iii) trademarks, service marks, trade dress, logos, trade names, assumed names, corporate names, Internet domain names, and company e-mail addresses, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith throughout the world, and all applications, registrations and renewals in connection therewith (the foregoing, collectively, “Trademarks”); (iv) copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, and including all applications, registrations and renewals in connection therewith (the foregoing, collectively, “Copyrights”); (v) mask works and all applications, registrations and renewals in connection therewith, (the foregoing, collectively, “Mask-Works”); (vi) trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, know-how, technology, formulas, compositions, processes and techniques, technical data, designs, blueprints, drawings, specifications, methods of manufacture, compilations of information, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (the foregoing, collectively, “Trade Secrets”); (vii) computer software (including data and related software program documentation in computer-readable and hard-copy forms); and (viii) other intellectual property and proprietary rights of any kind, nature or description, including web sites and other e-commerce assets and resources of any kind or nature.

“International Plan” means “employee benefit plan” (as such term is defined in ERISA Section 3(3)) maintained for employees of the Company or any of its Subsidiaries located outside of the United States as a program to which the Company or any of its Subsidiaries contributes in order to comply with the laws of a Governmental Body other than an agency or instrumentality of the United States or any of its states.

“IRS” has the meaning set forth in Section 4.18(c).

“Knowledge” of the Company or any of its Subsidiaries means the actual knowledge of any of the Persons listed on Schedule 1.01 of the Company Disclosure Schedules. A Person will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge would reasonably be expected to have become known to such Person during the performance of such Person’s employment duties in the ordinary course.

“Knowledge” of Parent means the actual knowledge of any of the following persons: Kevin Kennedy, David Vellequette, Christopher Dewees, David Gudmundson, Gary Ronco and Dhrupad Trivedi. A Person will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge would reasonably be expected to have become known to such Person during the performance of such Person’s employment duties in the ordinary course.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Lender Debt” shall mean all indebtedness owed by the Company and its Subsidiaries pursuant to the Credit Agreement.

“Lenders” has the meaning set forth in the definition of the Credit Agreement.

“Loss” or “Losses” has the meaning set forth in Section 10.01.

“Material Adverse Effect” means, with respect to any Person, any change, event or effect that has been, or would reasonably be expected to be, materially adverse to the business, financial condition, or results of operations of such Person and its Subsidiaries, taken as a whole, excluding, in each case, any change or effect primarily resulting from (i) changes or developments generally affecting the telecommunications industry in the United States or internationally, including changes in the use, adoption or non-adoption of technologies or industry standards, so long as such change or development does not affect the Company or Parent, as the case may be, disproportionately, (ii) changes or developments generally affecting the financial or securities markets or the economy in general in the U.S. or internationally including any disruption thereof, (iii) the announcement, execution or delivery of this Agreement or the Ancillary Documents or the consummation of the Transactions, (iv) such Person’s performance of its obligations hereunder or (v) in the case of Parent, a decrease in the trading price of Parent Common Stock (other than in conjunction with some other change, event or effect that otherwise would result in a Material Adverse Effect regardless of any movement in the trading price of Parent Common Stock).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Material IP Contracts” has the meaning set forth in Section 4.12(h).

“Material Lease” has the meaning set forth in Section 4.11(b).

“Material Leased Real Property” has the meaning set forth in Section 4.11(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Cash Merger Consideration and Parent Shares Merger Consideration, collectively.

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Net Cash Merger Consideration” has the meaning set forth in Section 3.05(b)(ii).

“Net Per Share Cash Merger Consideration” has the meaning set forth in Section 3.05(c).

“Non-Competition Agreements” has the meaning set forth in the recitals hereto.

“Open Source Software” has the meaning set forth in Section 4.12(i) hereof.

“Options” has the meaning set forth in Section 3.03.

“Option Holders” has the meaning set forth in Section 3.05(c).

“Option Payment” has the meaning set forth in Section 3.03.

“Order” means any order, judgment, award, decision, decree (including any consent decree), edict, injunction, ruling, decision or stipulation, that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Body that is binding on any Person or its property under Applicable Law.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Company Intellectual Property” means all Company Intellectual Property owned by (and not licensed to) the Company and/or its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent Common Stock Closing Price” has the meaning set forth in Section 3.01(d).

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Disclosure Schedules” has the meaning set forth in Article 5.

“Parent Indemnified Parties” has the meaning set forth in Section 10.01.

“Parent Return” has the meaning set forth in Section 7.04(a)(i).

“Parent SEC Reports” has the meaning set forth in Section 5.11(a).

“Parent Shares” has the meaning set forth in Section 3.01(b)(i).

“Parent Shares Merger Consideration” has the meaning set forth in Section 3.01(b) hereof.

“Party” or “Parties” has the meaning set forth in the introductory paragraph above.

“Payoff Amount” has the meaning set forth in Section 3.05(a).

“Permit” or “Permits” means any and all permits, licenses, filings, authorizations, registrations, qualifications, consents, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit) issued by any Governmental Body that are required by, or issued to or on behalf of, a Person, in order for such Person to own, construct, operate, sell, inventory, disburse or maintain any of their assets or conduct all or any portion of their business.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date, or (ii) being contested by appropriate Proceedings, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business or that are a matter of public record for amounts that are (i) not delinquent and are not, in the aggregate, material, or (ii) being contested by appropriate Proceedings, (c) zoning, building codes, and other land use Applicable Law regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Owned Real Property, (d) liens for any financing secured by such Owned Real Property that is an obligation of the Company or any of its Subsidiaries, that will not be paid off at Closing, (e) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property and other title defects and Encumbrances, all of which do not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Company and its Subsidiaries, taken as a whole and (f) any Encumbrance duly registered in the German land register (Grundbuch).

“Per Share Cash Merger Consideration” has the meaning set forth in Section 3.02(a)(i).

“Per Share Merger Consideration” has the meaning set forth in Section 3.02(a)(iii).

“Per Share Stock Merger Consideration” has the meaning set forth in Section 3.02(a)(ii).

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.

“Pre-Closing Tax Statement” has the meaning set forth in Section 7.04(a)(ii).

“Pre-Closing Taxes” has the meaning set forth in Section 7.04(b).

“Potential Acquiror” has the meaning set forth in Section 6.07(b).

“Proceeding(s)” shall mean any action, suit, litigation, arbitration, proceeding, prosecution, contest, hearing, audit, inquiry, or investigation (whether civil, criminal, administrative, investigative or appellate) that is or has been commenced, brought, conducted or heard, at law or in equity, before any Governmental Body.

“Pro Rata” means, (i) with respect to a share of Common Stock, the amount of any distribution divided by the number of shares of Fully-Diluted Company Shares minus the aggregate number of Dissenting Shares, if any, and (ii) with respect to Warrants or Options, (x) the amount of any distribution times (y) a fraction the numerator of which is the number of shares of Common Stock underlying such Option or Warrant and the denominator of which is the number of shares of Fully-Diluted Company Shares minus the aggregate number of Dissenting Shares, if any.

“Proxy Statement” has the meaning set forth in Section 6.06(b).

“Real Property” means land, together with all buildings, structures, improvements, and fixtures located thereon, and easements and other rights and interests appurtenant thereto.

“Registered Intellectual Property” shall mean all United States and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications; (iii) Copyright registrations and applications to register Copyrights; and (iv) Mask-Work registrations and applications to register Mask Works.

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representative” has the meaning set forth in the introductory paragraph above.

“Representative Reimbursement Amount” has the meaning set forth in Section 3.05(b)(i).

“Representative Operating Agreement” has the meaning set forth in Section 3.10(a) hereof.

“Representative Share” has the meaning set forth in Section 3.02(a)(iii).

“Requisite Lender Approval” means the consent of the Required Lenders (as defined in the Credit Agreement) to the Merger and the Transactions.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.02(b).

“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) a company to issue or dispose of any securities of a company including, without limitation, convertible securities and debt securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Stockholder” has the meaning set forth in Section 6.12(a).

“Statement of Closing Cash and Funded Debt” has the meaning set forth in Section 3.09(a).

“Statement of Estimated Closing Cash and Funded Debt” has the meaning set forth in Section 3.01(c).

“Stock Percentage” shall mean (A) the Parent Shares Merger Consideration multiplied by the Parent Common Stock Closing Price divided by (B) the sum of (i) the Cash Merger Consideration and (ii) the Parent Shares Merger Consideration multiplied by the Parent Common Stock Closing Price, expressed as a percentage.

“Stockholder Indemnified Parties” has the meaning set forth in Section 10.02.

“Stockholder Meeting” has the meaning set forth in Section 6.06(a).

“Subsidiary” means, with respect to any Person, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 6.07(f).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Statute” has the meaning set forth in Section 4.30.

“Tax” or “Taxes” means all federal, state, local, foreign or other tax of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Arbitrator” has the meaning set forth in Section 7.04(a)(iii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statement Dispute” has the meaning set forth in Section 7.04(a)(iii).

“Taxing Authority” means the domestic or foreign Governmental Body responsible for the administration of any Tax.

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Third Party” or “Third Parties” shall mean any Person that is not a Party to this Agreement, other than the Company Stockholders.

“Third Party Claim” has the meaning set forth in Section 10.03(a).

“Third Party Interests” has the meaning set forth in Section 4.06(c).

“Threatened” means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that indicates that a claim, Proceeding, or dispute would reasonably be likely.

“Threshold” has the meaning set forth in Section 10.05.

“Transaction Expense” has the meaning set forth in Section 11.01.

“Transactions” means the Merger and any other transactions contemplated by or pursuant to this Agreement and the Ancillary Documents.

“Voting Agreements” has the meaning set forth in the recitals hereto.

“Warrant Agent” means the Company or such other warrant agent under that certain Warrant Agreement, dated October 14, 2003, between the Company and the Warrant Agent.

“Warrants” has the meaning set forth in Section 3.04.

“Withholdings” means the amount reasonably determined jointly by Parent and the Company in good faith to be withheld from the Merger Consideration as required by Applicable Law (arising from, without limitation, withholding obligations of the Company and its Subsidiaries arising from the cancellation and settlement of any Options or Warrants), which amount(s) shall be remitted to the appropriate Governmental Body by the Surviving Corporation at and upon the Closing.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent following the Merger (the “Surviving Corporation”).

Section 2.02 Closing and Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 2000 Pennsylvania Avenue, N.W., Suite 5500, Washington, DC 20006-1888, at 10:00 a.m. (Eastern time) no later than two (2) Business Days after the satisfaction or, if permissible, waiver of all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions), but in no event earlier than July 9, 2005, or at such later time as the Parties may agree. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

(b) At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the Surviving Corporation’s certificate of incorporation or by the DGCL.

Section 2.05 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations, which shall be effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 3

MERGER CONSIDERATION; CONVERSION OF SECURITIES;

EXCHANGE OF CERTIFICATES

Section 3.01 Calculation and Payment of the Merger Consideration.

(a) Calculation of Cash Merger Consideration. The aggregate cash consideration to be paid by Parent or Merger Sub (inclusive of any cash to be delivered pursuant to Section 3.03 hereof) (the “Cash Merger Consideration”) shall equal the following:

(i) Four Hundred Fifty Million Dollars ($450,000,000) in cash, plus

(ii) Estimated Closing Cash, minus

(iii) the aggregate CPR Payments (including any amounts set forth in Schedule 6.14 hereto not paid because the holder of the CPR has not surrendered its CPR), minus

(iv) Estimated Closing Funded Debt, plus

(v) any Additional Consideration paid in cash pursuant to Section 8.03(e).

In addition, after the Effective Time, the Cash Merger Consideration shall be increased or decreased to reflect adjustments pursuant to Section 3.09.

(b) Calculation of Stock Merger Consideration. The aggregate stock merger consideration to be delivered by Parent (inclusive of any Parent Common Stock to be delivered pursuant to Section 3.03 hereof) (the “Parent Shares Merger Consideration”) shall equal the following:

(i) a number of shares of Parent Common Stock determined as set forth in Section 3.01(d) below (the “Parent Shares”), plus

(ii) any Additional Consideration paid in Parent Common Stock pursuant to Section 8.03(e).

Parent may, at its option, deliver cash in lieu of all or any number of Parent Shares in an amount equal to the Parent Common Stock Closing Price multiplied by the number of Parent Shares for which cash is being substituted and any cash consideration substituted for Parent Shares shall be deemed to be Cash Merger Consideration for purposes of this Agreement.

(c) Estimated Closing Cash and Funded Debt. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a statement (the “Statement of Estimated Closing Cash and Funded Debt”) executed by the Company’s Chief Executive Officer or Chief Financial Officer setting forth an estimate of each of: (i) Closing Cash as of the close of business on the Closing Date which shall reflect the payment of the Company’s Transaction Expenses (as defined in Section 11.01) by the Company immediately before the Effective Time and the adjustments for insurance premiums contemplated by Section 7.02(c) (such estimate, the “Estimated Closing Cash”) and any cash received or receivable upon exercise of Warrants (which shall be updated after the close of business on the day two Business Days prior to the Closing Date); and (ii) the Closing Funded Debt, which shall show each holder of Funded Debt, the principal amount thereof, any unpaid accrued interest and any fees or amounts payable with respect thereto as a result of the transactions contemplated herein (such estimate, the “Estimated Closing Funded Debt”). The Statement of Estimated Closing Cash and Funded Debt shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the principles, policies and estimates used in preparing the Company Balance Sheet to the extent applicable to non-month end periods and the assumptions set forth in Schedule 3.09 of the Company Disclosure Schedules.

(d) Determination of Number of Parent Shares. The number of shares of Parent Common Stock deliverable pursuant to Section 3.01(b) shall be determined as follows (in each case rounded up to the nearest whole share): if the average per share closing price of the Parent Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal (Northeast Edition) or if not reported thereby, by any other authoritative source) for the five trading day period ending on the second trading day prior to the Closing Date (the “Parent Common Stock Closing Price”) is

(i) not less than $1.236 and not more than $1.672 then the number of Parent Shares shall equal Three Hundred Ten Million Dollars ($310,000,000) divided by the Parent Common Stock Closing Price;

(ii) less than $1.236, then the number of Parent Shares shall be equal to 250,809,061; and

(iii) more than $1.672 then the number of Parent Shares shall be equal to 185,406,699.

Section 3.02 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any Company Stockholder or any stockholder of Parent:

(a) Conversion of Common Stock. Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 3.02(b) and Dissenting Shares whose appraisal rights are being exercised pursuant to Section 3.02(c)), shall be converted into the right to receive, upon surrender of a Certificate formerly representing such share in the manner provided in Section 3.05, the following:

(i) the amount of cash obtained by dividing (A) the Adjusted Cash Merger Consideration by (B) the number of Fully-Diluted Warrant Company Shares (the “Per Share Cash Merger Consideration”);

(ii) a number of shares of Parent Common Stock equal to the Adjusted Parent Shares Merger Consideration divided by the number of Fully-Diluted Warrant Company Shares (the “Per Share Stock Merger Consideration”); and

(iii) one share of Representative evidencing a limited liability company membership interest in the Representative (the “Representative Share” and collectively with the Per Share Cash Merger Consideration and Per Share Stock Merger Consideration, the “Per Share Merger Consideration”).

No Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.02 after the Effective Time. The Per Share Stock Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Company Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Parent Common Stock Closing Price.

(b) Cancellation of Treasury Stock. Each share of Common Stock held in treasury by the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or its Subsidiaries, or Parent, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, shall be automatically cancelled without any conversion thereof and shall cease to exist and no payment of cash or any other distribution shall be made with respect thereto.

(c) Appraisal Rights. Notwithstanding anything to the contrary herein, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a Common Stockholder who is entitled to and has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such Common Stockholder shall have failed to perfect or shall effectively withdraw or lose its right to appraisal and payment under the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such stockholder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration and such shares of Common Stock shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of all written demands received by the Company for appraisal rights. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. The Company shall hold the Per Share Cash Merger Consideration and Per Share Stock Merger Consideration that would have been paid in respect of Dissenting Shares as a result of the Merger had they not been Dissenting Shares.

(d) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.03 Options. No options or other rights (excluding for purposes of this Section 3.03 Company Warrants) to purchase Common Stock (collectively, “Options”), including without limitation any Options granted under the Company’s Management Equity Incentive Plan (the “Company Plan”), shall be assumed by Parent. Each Company Option shall become fully vested immediately prior to the Effective Time. At the

Effective Time, each Option outstanding immediately prior to the Effective Time shall be cancelled for cash and Parent Common Stock having a value (as determined below) equal to the product of (A) the excess of (i) the Hypothetical Value of Merger Consideration Per Share over (ii) the exercise price per share of Common Stock provided in the Option and (B) the number of shares of Common Stock which were issuable upon exercise of the Option immediately prior to the Effective Time (an “Option Payment”). The cash portion of the Option Payment shall be equal to the product of the Cash Percentage and the Option Payment. The cash portion of the Option Payment shall be subject to Withholdings and shall be reduced by the product of (i) the number of shares which were issuable upon exercise of the Option immediately prior to the Effective Time and (ii) the aggregate amounts payable by Parent to the Representative pursuant to Section 3.05(b)(i) divided by the number of Fully Diluted Company Shares. The portion of the Option Payment payable in shares of Parent Common Stock shall be equal to the product of the Stock Percentage and the Option Payment (the “Stock Portion”). The number of shares of Parent Common Stock in the Stock Portion shall be obtained by dividing the Stock Portion by the Parent Common Stock Closing Price. (No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of Options who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder of Options) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Parent Common Stock Closing Price.) The amounts payable hereunder shall be made as promptly as reasonably practicable hereunder and the right to receive cash in respect of Options may be assigned by the holder of Options to satisfy any withholding tax obligations. In addition, the holder of each Option shall receive one Representative Share for each share of Common Stock which was issuable upon exercise of the Option immediately prior to the Effective Time.

Section 3.04 Warrants. All outstanding warrants to purchase Common Stock (the “Warrants”) not exercised at least two Business Days prior to the Effective Time shall expire in accordance with the terms of the Warrant Agreement.

Section 3.05 Payment of the Payoff Amount and Delivery of Merger Consideration.

(a) Immediately after the Effective Time, the Surviving Corporation shall remit to the Administrative Agent for payment to the Lenders such amounts as directed in writing by the Administrative Agent, on behalf of the Lenders, necessary to repay the Lender Debt and all interest accrued thereunder up to and including the Closing Date (the “Payoff Amount”).

(b) (i) At the Effective Time, and subject to the terms and conditions set forth in this Agreement, Parent shall deliver by wire transfer of immediately available funds to the Representative:

(A) Fifty Million Dollars ($50,000,000) (the “Indemnification Reserve Amount”);

(B) Two Million Dollars ($2,000,000) (the “Closing Cash Adjustment Reserve Amount”); and

(C) Five Hundred Thousand Dollars ($500,000) (the “Representative Reimbursement Amount”).

(ii) Within twenty (20) Business Days after the Agreement Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time between Parent and the Exchange Agent, at the Effective Time, and subject to the terms and conditions set forth in this Agreement, Parent shall deliver to the Exchange Agent a number of shares equal to the Parent Shares Merger Consideration and an amount of cash equal to (x) the Cash Merger Consideration minus (y) the Indemnification Reserve Amount, Closing Cash Adjustment Reserve Amount and Representative Reimbursement Amount (the “Net Cash Merger Consideration”). All payments for shares of Common Stock and Options which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Common Stock and Options, as the case may be.

(c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to send a notice and a letter of transmittal (which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (y) expressly ratify and confirm the appointment of the Representative as attorney-in-fact and agent for and on behalf of the applicable former Common Stockholders in accordance with Article 3 of this Agreement and (z) otherwise be in customary form), to each holder of certificates, agreements, or other instruments formerly evidencing (i) shares of Common Stock (other than certificates representing Dissenting Shares) (such holders, “Common Stockholders”), (ii) Options (such holders, “Option Holders”) (such instrument evidencing shares of Common Stock and Options, collectively, the “Certificates“) advising such holders of such Certificates of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent their Certificates for exchange into an amount equal to (A) the Net Cash Merger Consideration divided by (B) the number of Fully-Diluted Company Shares (the “Net Per Share Cash Merger Consideration”) and Per Share Stock Merger Consideration or the Option Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the Certificates and a duly executed letter of transmittal and any other required documents of transfer. Upon surrender of their Certificates to the Exchange Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, each Common Stockholder or Option Holder shall be entitled to receive in exchange therefor the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or the Option Payment, respectively. Upon such surrender, the Exchange Agent shall promptly deliver to each such holder the applicable consideration due pursuant to this Section 3.05(c) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be cancelled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to this Section 3.05(c), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. No interest shall accrue or be paid on any amount payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).

(d) If any portion of the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or Option Payment is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Section 3.06 No Liability. None of Parent, Merger Sub, the Representative or the Surviving Corporation shall be liable to any Company Stockholder in respect of any Per Share Cash Merger Consideration or Option Payment delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Applicable Law.

Section 3.07 Lost, Stolen and Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate, the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or Option Payment, as may be the case, deliverable in respect thereof pursuant to this Agreement. Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement to cover any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 3.08 Return of Merger Consideration. If, one (1) year after the Effective Time, there remain any holders who have not surrendered their Certificates for payment of the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or Option Payment, as may be the case, the Exchange Agent shall mail notices to such holders at the address set forth in the records of the Company notifying them of their right to receive the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or Option Payment, as may be the case. To the extent that any holders have not tendered their Certificates within ninety (90) days after the mailing of such notice, the Exchange Agent shall return, to the extent permitted by Applicable Law, to Parent any funds held by it for the benefit of holders and deliver to Parent any Certificates or other documents received by it from any holder after such time. Upon receipt, Parent shall hold the remaining funds for the benefit of such holders and shall deliver to any holder who has properly surrendered Certificates, the Net Per Share Cash Merger Consideration and Per Share Stock Merger Consideration or Option Payment, as may be the case, to which such holder is entitled pursuant to this Agreement with respect to the Certificates surrendered by such holder.

Section 3.09 Closing Cash Adjustment.

(a) Within thirty (30) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement of Closing Cash and Funded Debt (the “Statement of Closing Cash and Funded Debt”). The Statement of Closing Cash and Funded Debt shall: (i) set forth the Closing Cash and the Funded Debt Amount in the same detail as the Statement of Estimated Closing Cash and Funded Debt; and (ii) be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the principles, policies, estimates and procedures used in preparing the Company Balance Sheet and the assumptions set forth on Schedule 3.09 of the Company Disclosure Schedules. The Representative, and any accountants or advisors retained by the Representative, shall be permitted to review Parent’s working papers related to the preparation of such statements and the books and records of the Company and its Subsidiaries for the purposes of reviewing such statements.

(b) The Statement of Closing Cash and Funded Debt shall be final and binding on the Parties unless the Representative shall, within thirty (30) days following the delivery of the Statement of Closing Cash and Funded Debt, deliver to Parent written notice of any disagreement with such statements, which notice(s) shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and, if practicable, the dollar amount of each such disagreement. If the Representative raises any objections within the aforesaid thirty (30) day period, then the Representative, on behalf of the Company Stockholders, and Parent shall attempt to resolve the disputed matter. If the Representative and Parent are unable to resolve all disagreements within thirty (30) days of receipt by Parent of a written notice of disagreement, or such longer period as may be agreed by Parent and the Representative, then, within ten (10) days thereafter, the Representative and Parent shall jointly select an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of Parent, the Company, the Surviving Corporation or any of their Subsidiaries; if Parent and the Representative are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the Person so selected shall be referred to herein as the “Accounting Arbitrator”). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Statement of Closing Cash and Funded Debt as to which Parent and the Representative have disagreed and must resolve the matter in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Accounting Arbitrator, each of the Parties shall concurrently furnish, at its own respective expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request. Each Party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Accounting Arbitrator without the other Party either being present or receiving a concurrent copy of any written communication. The Accounting Arbitrator may conduct a conference concerning the objections and disagreements between the Representative and Parent, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accounting Arbitrator and the other Party), and (ii) have present its advisors, accountants, counsel and other representatives. The Accounting Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Parties and not pursuant to any independent review (the foregoing, however, shall not preclude the Accounting Arbitrator from independent research of facts or determining proper application of GAAP or the terms of this Agreement with respect to the subject matter of the objections and disagreement between the Parties). The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, a final Statement of Closing Cash and Funded Debt, according to the dispute(s) noticed. Such report shall be final and binding upon Parent and the Representative. The Accounting Arbitrator may choose to circulate a preliminary report for the comment of the Parties. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by the Representative and Parent in inverse proportion to that percentage of the aggregate amounts disputed pursuant to this Section 3.09 are awarded amongst the Parties by the Accounting Arbitrator in its written report. Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Cash and Funded Debt as promptly as reasonably practicable.

(c) If the Adjustment Amount (as defined below) as reflected in the Statement of Closing Cash and Funded Debt as finally determined in accordance with this Section 3.09 is a negative amount, the Cash Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such shortfall. If the Adjustment Amount as reflected in the Statement of Closing Cash as finally determined is a positive amount, the Cash Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess. If any adjustment under this Section 3.09 results in an aggregate reduction in the Cash Merger Consideration, the Representative, on behalf of the Company Stockholders, and from the Closing Cash Adjustment Reserve Amount (and from the Indemnification Reserve Amount (without limitation by virtue of the Threshold) to the extent the amount of such reduction exceeds the Closing Cash Adjustment Amount) shall pay to Parent the amount of such reduction by wire transfer of immediately available funds, within five (5) Business Days after the final determination of Closing Cash and the Funded Debt and the Adjustment Amount. Conversely, if any adjustment results in an aggregate increase in the Merger Consideration, Parent shall remit to the Representative by wire transfer of immediately available funds the amount of such increase within five (5) Business Days after the final determination of Closing Cash and Funded Debt and the Adjustment Amount and the Representative shall distribute such amount as additional Cash Merger Consideration to the Company Stockholders Pro Rata in accordance with the operating agreement of the Representative. The “Adjustment Amount” shall be equal to (A) Closing Cash minus Estimated Closing Cash plus (B) Estimated Funded Debt minus Funded Debt. (For example, if Estimated Closing Cash is $100 million, Closing Cash is $101 million, Estimated Funded Debt is $201 million and Funded Debt is $200 million, then the Cash Merger Consideration shall be increased by $2 million. If Estimated Closing Cash is $100 million, Closing Cash is $99 million, Estimated Funded Debt is $200 million and Funded Debt is $201 million, then the Cash Merger Consideration shall be reduced by $2 million.)

Section 3.10 The Representative.

(a) Formation of Representative. At least three Business Days prior to the Closing Date, the Company shall take all reasonably necessary actions, including by filing any necessary certificates with the Secretary of State of the State of Delaware and by executing a limited liability company operating agreement in form reasonably acceptable to Parent and the Company, to form the Representative. At the Effective Time, the operating agreement of the Representative shall be amended and restated substantially in the form attached as Exhibit A hereto (the “Representative Operating Agreement”) and the Company shall cease to be a member of the Representative and shall no longer have any ownership interest in, or any rights in respect of, the Representative.

(b) Appointment of the Representative. (i) By virtue of the adoption of this Agreement and approval of the Merger and the Transactions by the Common Stockholders, each Company Stockholder (regardless of whether or not such Company Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger and the Transactions) shall be deemed to have appointed, effective from and after the

Effective Time of the Merger, the Representative to act in accordance with its operating agreement and as permitted by this Agreement. This Section 3.10(b)(i) shall be binding upon the respective executors, heirs, legal representatives, personal representatives and successors of each Company Stockholder. The Representative shall be entitled to rely upon any written statement furnished to the Representative by any Company Stockholder or Parent.

(ii) The Representative shall hold the Closing Cash Adjustment Reserve Amount, Indemnification Reserve Amount and Representative Reimbursement Amount in accordance with its operating agreement and subject to this Agreement.

(c) Authority After the Effective Time. From and after the Effective Time, the Representative shall be authorized to:

(i) take all actions required by, exercise all rights granted to, and satisfy all obligations imposed upon, the Representative in this Agreement;

(ii) receive all notices or other documents given or to be given to the Representative by Parent pursuant to this Agreement;

(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement;

(iv) execute and deliver all agreements, certificates and documents required by the Representative in connection with any of the Merger and the Transactions;

(v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions;

(vi) apply the Representative Reimbursement Amount to the payment of (or reimbursement of the Representative for) expenses and liabilities which the Representative may incur pursuant to this Agreement, including with respect to Article 10 hereof;

(vii) apply all or a portion of the Closing Cash Adjustment Reserve (and the Indemnification Reserve Amount, if necessary) to any payments required by Section 3.09 or receive any payments from Parent pursuant to that Section;

(viii) apply all or a portion of the Indemnification Reserve Amount to satisfy its obligations under Article 10 hereof; and

(ix) take such other action as is necessary on behalf of the Company Stockholders in connection with this Agreement and the Merger and the Transactions, including, without limitation, all such other matters as the Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Ancillary Documents.

(d) Release from Liability; Indemnification; Authority of Representative. By virtue of the adoption of this Agreement and the approval of the Merger and the Transactions by the Common Stockholders, each Company Stockholder shall be deemed to have (i) released the Representative from, and agreed to indemnify the Representative against, liability for any action taken or not taken by the Representative in its capacity as such Representative, except for the liability of the Representative to a Company Stockholder for loss which such holder may suffer from fraud committed by the Representative in carrying out its duties hereunder, and (ii) appointed, as of the Effective Time, the Representative as such Company Stockholder’s true and lawful agent and attorney-in-fact to enter into any agreement in connection with the Merger and the Transactions, to exercise all or any of the powers, authority and discretion conferred on such Company Stockholder under any such agreement, to give and receive notices on such Company Stockholder’s behalf and to be such Company Stockholder’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or Proceeding for which Parent or the Surviving Corporation may be entitled to indemnification. All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Company Stockholders.

(e) Acceptance. By executing this Agreement, the Representative agrees to act as, and to undertake the duties and responsibilities of, the Representative as set forth in this Agreement.

(f) No Liability of Parent for Actions of Representative. Representative shall: (i) perform its obligations hereunder solely on behalf of and for the benefit of the Company Stockholders; and (ii) not be deemed to act as an agent for or representative in any manner whatsoever with respect to Parent or Merger Sub. Without limitation of the foregoing, Parent and Merger Sub shall have no liability or obligation to any Company Stockholder on the basis of any act or omission of Representative or any of Representative’s managers, members or other agents or the failure by Representative to remit and pay to the Company Stockholders any portion of the Cash Merger Consideration following its payment to Representative pursuant to Section 3.05(b)(i) hereof.

Section 3.11 Illustrative Example. Schedule 3.11 hereto sets forth an example of the calculation of the Cash Merger Consideration, Stock Merger Consideration, Per Share Cash Merger Consideration, Per Share Stock Consideration and Per Share Merger Consideration based upon the assumptions set forth therein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item under a subsection of this Article 4 in the Company Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Article 4 if the applicability of such item to any other subsection is reasonably apparent from the face of the Company Disclosure Schedules), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification, good standing, or power would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the Company Certificate and bylaws of the Company as currently in effect. The Company is not in violation of any of the provisions of the Company Certificate and bylaws of the Company as currently in effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the Merger and the Transaction.

(b) Except for the adoption of this Agreement and the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in accordance with the terms of the DGCL, the Company Certificate, the bylaws of the Company and the Securityholders’ Agreement, dated as of October 14, 2003, by and among the Company and certain stockholders named therein (the “Requisite Stockholder Approval”), the execution and delivery of this Agreement, and performance and consummation of the Merger and the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Requisite Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

(c) The Board of Directors of Company has unanimously (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company approve this Agreement and the Merger. The actions taken by the Board of Directors of Company constitute approval of the Merger, this Agreement, the Voting Agreement and the other transactions contemplated hereby by the Board of Directors of Company under the provisions of Section 203 of the DGCL such that the restrictions on “business combinations” as set forth in Section 203 of the DGCL do not apply to this Agreement or the transactions contemplated hereby.

Section 4.03 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, of which there are 9,999,998 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable United States federal and state securities laws. The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. There are no options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued Common Stock or obligating the Company to issue, redeem, repurchase or otherwise acquire any share of Common Stock, or other equity interest in, the Company. Schedule 4.03 of the Company Disclosure Schedules sets forth, as of the date hereof, each of the Company Stockholders as indicated on the stock transfer books of the Company and the number of shares of Common Stock owned by, and the number of shares of Common Stock subject to Options and Warrants owned by, such Company Stockholder and the exercise price per share, of any such Options or Warrants. No Subsidiary of the Company owns any shares of Common Stock of the Company.

Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (ii) compliance with any applicable requirements of the HSR Act, any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulations”), or any other applicable foreign anti-trust, competition, trade regulation or investment laws (“Foreign Competition Laws”), (iii) compliance with any applicable requirement of the Securities Act, (iv) those matters, including but not limited to, regulatory consents, approvals and waivers, set forth in Schedule 4.04 of the Company Disclosure Schedules, (v) any filings required pursuant to any state securities or “blue sky” laws or filings or other actions required pursuant to the rules and regulations of the Nasdaq National Market), and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger and the Transactions.

Section 4.05 Noncontravention; No Required Consents. Except for compliance with antitrust and similar competition laws (as to which no representation is made), the execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not: (a) conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, receipt of payment, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Certificate or the bylaws of the Company or any similar organizational documents of any of the Subsidiaries of the Company, (ii) any provision of any Contract to which the Company or any of its

Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iii) any Applicable Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger and the Transactions; (b) give any Governmental Body the right to (i) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract, or (ii) revoke, suspend or modify any Governmental Approval; (c) require the Company to obtain any Consent from or make or deliver any filing or notice to a Governmental Body, except as specified in Section 4.04 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is duly formed, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation except as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect. Each such Subsidiary has the requisite corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification or good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company, the Company’s ownership interests therein, and their respective jurisdictions of formation are identified in Schedule 4.06(a) of the Company Disclosure Schedules.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company (other than directors’ qualifying or nominee shares) is owned by the Company or by one of its Subsidiaries, free and clear of any Encumbrance. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in, any other Person (collectively, “Third Party Interests”). Neither the Company nor any Subsidiary of the Company has any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.

Section 4.07 Financial Statements.

(a) Attached to Schedule 4.07(a) of the Company Disclosure Schedules are true and correct copies of the audited consolidated balance sheet as of March 31, 2004 and the related audited consolidated statement of operations, shareholders’ equity and cash flows for the period October 15, 2003 to March 31, 2004 and the unaudited interim consolidated balance sheet (the “Company Balance Sheet”) as of March 31, 2005 (the “Company Balance Sheet Date”) and the related unaudited interim consolidated statement of operations, shareholders’ equity and cash flows for the twelve (12) month period ended March 31, 2005 of the Company and its Subsidiaries (collectively, the “Company Financial Statements”).

(b) Except as indicated in the Company Financial Statements (including any notes thereto), the Company Financial Statements were prepared in accordance with GAAP during the periods involved (except, in the case of unaudited statements, for the absence of footnotes thereto) and, in the case of any balance sheet included in the Company Financial Statements, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and, in the case of any income statement or statement of cash flows included in the Company Financial Statements, fairly present in all material respects the consolidated results of operations or cash flows, as applicable, of the Company and its Subsidiaries for the periods then ended (subject, in the case of any unaudited Company Financial Statements, to any other adjustments described therein and normal year-end audit adjustments) (it is agreed that the Company makes no representation to the validity of the actuarial assumptions, interest rates, discount rates or rates of return, rate of compensation increases, or other assumptions relied upon by the Company or any of its Subsidiaries to calculate liabilities under the Designated German and United Kingdom Pension Plans for current or former employees of the Company or its Subsidiaries located in Germany and the United Kingdom, and no claim by Parent for indemnification may be based upon any redetermination of the amount of such liabilities).

Section 4.08 Absence of Certain Changes. Except as contemplated or permitted by this Agreement, since the Company Balance Sheet Date there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company, (ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries except in the Ordinary Course of Business, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company except as described in the notes to the Company Financial Statements or as required by Applicable Law or any concurrent change in GAAP, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any action to amend or change the Certificate of Incorporation or Bylaws of Company, or (vi) any negotiation or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement or as permitted by Section 6.07).

Section 4.09 No Undisclosed Liabilities.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries, known or unknown, contingent or otherwise, except (i) the liabilities, obligations, conditions or circumstances disclosed and provided for in the Company Balance Sheet, (ii) the liabilities, obligations, conditions or circumstances, which are of a nature not required by GAAP to be reflected in the Company Financial Statements and are not material, (iii) liabilities or obligations incurred or arising in the Ordinary Course of Business since the Company Balance Sheet Date and are not material, or (iv) the liabilities or obligations disclosed in Schedule 4.09 of the Company Disclosure Schedules, or (v) liabilities or obligations relating to the Transactions, or (vi) any other liabilities or obligations which will be discharged or paid in full prior to the Effective Time (it being understood that no representation is being made with respect to the pension and similar liabilities described in the parenthetical at the end of Section 4.07(b)).

Section 4.10 Taxes.

(a) The Company and each of its Subsidiaries have filed (or have had filed on their behalf) all federal income Tax Returns and all other material Tax Returns required to have been filed. All material Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or have been fully reserved against in the Company Financial Statements.

(b) There is no material audit or other proceeding presently pending or, to the Knowledge of the Company, Threatened with regard to any Tax matter concerning the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a written ruling from any Taxing Authority relating to any Tax or entered into a written agreement with a Taxing Authority relating to any Tax that would reasonably be expected to have a Material Adverse Effect on the Company.

(c) No agreement, waiver or other document or arrangement extending, or having the effect of extending, the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries that has continuing effect.

(d) Neither the Company nor any of its Subsidiaries has made or agreed to make, or is required to make, any change in method of accounting which would require it to make any material positive adjustment to its taxable income pursuant to Section 481(a) of the Code (or any similar provision) in any taxable year ending after the Effective Time; and neither is there any application pending with any Governmental Body requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method which would require such an adjustment, nor has the Company nor any of its Subsidiaries received any written notice that a Taxing Authority proposes to require a change in method of accounting that would require such an adjustment.

(e) Neither the Company nor any of the Subsidiaries has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis (a “Group Return”) among entities filing on such a basis. Since October 15, 2003, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or included or required to be included in any other group of entities filing or required to file any other type of Group Return, other than a group of which the Company is the common parent, which would cause the Company or any of its Subsidiaries to be liable for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (ii) or is liable for Taxes of another Person having liability on the basis described in (i) either by contract or by reason of being a transferee or successor of such a Person.

(f) Neither the Company nor any of its Subsidiaries has any deferred income for Tax purposes the recognition of which would give rise to a material Tax liability of the Company or any of its Subsidiaries that is attributable to (i) any intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent, in either case, reserved for in the Company Financial Statements.

(g) Neither the Company nor any of its Subsidiaries has, in the two (2) years preceding the date of this Agreement, constituted (or has been included, or is required to be included, in a Tax Return for a group of entities filing income Tax Returns on a consolidated, combined, unitary or similar basis during a period which included another corporation which constituted) either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has filed, or is required to file, a disclosure statement under Treasury Regulation Section 1.6011-4 with respect to participation in a reportable transaction (as defined in such regulation).

(i) Schedule 4.10(i) of the Company Disclosure Schedule identifies (i) each Subsidiary of the Company which is a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(b); and (ii) each entity which is classified as a partnership for federal income tax purposes in which the Company or a Subsidiary owns an interest.

(j) Schedule 4.10(j) of the Company Disclosure Schedules identifies all federal income Tax Returns and other material Tax Returns that each of the Company and its Subsidiaries has filed for taxable periods ending after October 15, 2003 and the taxable period covered by each such Tax Return, and identifies any such Tax Returns or periods that have been audited by a Taxing Authority. The Company has provided to Parent complete and accurate copies of all of the following materials that relate to taxable periods ending after October 15, 2003: (i) all federal income Tax Returns and other material Tax Returns filed by or with respect to the Company and its Subsidiaries, (ii) all material examination reports relating to Taxes of the Company and its Subsidiaries and (iii) all material statements of Taxes assessed against the Company and its Subsidiaries in excess of amounts shown on original Tax Returns as filed for the relevant taxable period.

Section 4.11 Properties.

(a) Schedule 4.11(a) of the Company Disclosure Schedules lists the addresses of all Real Property owned (the “Owned Real Property”) by the Company and its Subsidiaries as of the date hereof. Except as disclosed on Schedule 4.11(a) of the Company Disclosure Schedules, with respect to each parcel of Owned Real Property:

(i) the Company or one of its Subsidiaries has good and marketable title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii) neither the Company nor any of its Subsidiaries has leased to any Person such Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 4.11(b) of the Company Disclosure Schedules lists of the addresses of all Real Property leased (the “Leased Real Property”) by the Company and its Subsidiaries as of the date hereof. Schedule 4.11(b) of the Company Disclosure Schedules further identifies the Leased Real Property which is subject to a lease or sublease providing for annual base fixed rentals of at least Two Hundred Thousand Dollars ($200,000) as of the date hereof (each a “Material Lease,” and each such Leased Real Property, a “Material Leased Real Property”). The Company has made available to Parent copies of all of the Material Leases, which copies are true and complete in all material respects. Except as disclosed on Schedule 4.11(b) of the Company Disclosure Schedules:

(i) each of the Material Leases was made in the Ordinary Course of Business and is valid, binding and currently in full force and effect;

(ii) to the Knowledge of the Company, no material default or material preemptive right by any landlord under any Material Lease, after applicable grace periods, if any, exists as of the date hereof; and

(iii) the Company has not received any written notice alleging a material default by the Company or any of its Subsidiaries under any Material Lease and (A) there are no material defaults by the Company or any of its Subsidiaries under any Material Lease that would entitle a landlord thereunder to terminate such Material Lease, and (B) to the Knowledge of the Company, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a material default by the Company or any of its Subsidiaries.

(c) The Company and each of its Subsidiaries have marketable title to, or a valid leasehold interest in, all of the tangible personal property and assets shown on the Company Balance Sheet or acquired by any of them after the date of the Company Balance Sheet (the “Business Assets”), free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Company Balance Sheet in the Ordinary Course of Business, (ii) Encumbrances reflected in the Company Balance Sheet, and (iii) Encumbrances related to the Lender Debt, all of which will be released or extinguished as of the Effective Time and (iv) Encumbrances of record or imperfections of the title which are not individually or in the aggregate, material in character, amount or extent.

(d) All of the Business Assets owned by the Company and its Subsidiaries are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) suitable and adequate for continued use in the manner currently used and as currently proposed to be used by the Company except, in the case of both (i) and (ii), as would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e) The Owned Real Property, and the continued use, occupancy and operation thereof as currently used, occupied and operated by the Company or any of its Subsidiaries, do not violate any material applicable building, zoning, subdivision, other land use and similar Applicable Laws, regulations and ordinances or any material license, franchise, permit, certificate, approval or other similar authorization of a Governmental Body except for violations that would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(f) No representation or warranty is made in this Section 4.11(c) with respect to any Company Intellectual Property that is the subject of Section 4.12.

Section 4.12 Intellectual Property.

(a) Schedule 4.12 (a) of the Company Disclosure Schedules contains, to the Knowledge of the Company, a list of the Registered Intellectual Property included in the Company Intellectual Property, provided that the failure to list any such Registered Intellectual Property shall not be deemed a breach of any warranty or representation contained in this Section 4.12. The Company has no Knowledge that any item of such listed Registered Intellectual Property is not subsisting or is not in full force and effect.

(b) Each item of Company Intellectual Property either (i) is owned by the Company or its Subsidiaries free and clear of any Encumbrances, or (ii) is duly and validly licensed to the Company or its Subsidiaries free and clear of any Encumbrances for use in the manner currently used by the Company or its Subsidiaries in the conduct of their businesses.

(c) The Company Intellectual Property constitutes all of the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it is currently conducted. The Company has no actual knowledge (on the basis of the actual knowledge of those persons set forth on Schedule 1.01) that any material Intellectual Property that will be used in or necessary for any products currently under development by the Company that are scheduled for commercial sale by December 31, 2005 is not included in the Company Intellectual Property.

(d) The Company has taken all commercially reasonable action to maintain and protect (i) all Owned Company Intellectual Property, and (ii) the secrecy of Trade Secrets of any other Person provided to the Company. The Company has no Knowledge of any violation or unauthorized disclosure of any Trade Secret included in Company Intellectual Property.

(e) The operation of the Business as it is currently conducted does not infringe, misappropriate, or violate any Intellectual Property of any Third Parties. The Company has not received any written notice nor has actual knowledge (on the basis of the actual knowledge of those persons set forth on Schedule 1.01) that the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of products currently under development that are scheduled for commercial sale by December 31, 2005 infringes or misappropriates any Trademarks, Copyrights, or Trade Secrets of any Person. No Proceeding is pending, or, to the Company’s Knowledge, Threatened claiming that the Company or its Subsidiaries is violating, infringing, misappropriating, or diluting any Intellectual Property of Third Parties.

(f) To the Knowledge of the Company, no Person is violating, infringing, misappropriating, or diluting any Company Intellectual Property.

(g) To the Knowledge of the Company, no Company Intellectual Property is subject to any outstanding Order that restricts the use thereof by the Company or that affects the use or enforceability of such Company Intellectual Property by the Company.

(h) Schedule 4.12(h) of the Company Disclosure Schedules contains a complete and accurate list of all material Contracts by which the Company licenses to or from any Third Party any Company Intellectual Property, excluding any Contracts entered into in the Ordinary Course of Business and/or for commercial shrink-wrap, click-wrap or other similar commercially available off-the-shelf-type software (“Material IP Contracts”).

(i) The Company has not: (a), to the Knowledge of the Company, incorporated the source code of any “free software,” “open source software” or software provided under a similar licensing or distribution model (“Open Source Software”) into, or combined the source code of any Open source software with, any source code for any material Owned Company Intellectual Property; and (b), to the Knowledge of the Company, used Open Source Software in a manner that imposes obligations upon the Company to grant to third parties, or the public, rights of ownership in, use of, or access to, material Owned Company Intellectual Property.

Section 4.13 Contracts.

(a) Schedule 4.13(a) of the Company Disclosure Schedules sets forth an accurate, correct and complete list of the following Contracts of the Company and its Subsidiaries:

(i) all Contracts the performance of which requires payment by or to the Company or any of its Subsidiaries during the next twelve (12) months in excess of $250,000 other than purchase orders for the purchase or sale of products in the Ordinary Course of Business;

(ii) any distribution, reseller or manufacturer’s representative agreements;

(iii) any joint-venture, or partnership contract imposing any liability on the Company in excess of $50,000 individually or $200,000 in the aggregate;

(iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money by the Company, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP other than in the Ordinary Course of Business;

(v) any contract restricting the Company or any of its Subsidiaries from (a) selling products or services in any geographic area, (b) engaging in any line of business, (c) acquiring or selling products or services from or to any Person;

(vi) any Contract which provides for the indemnification of any officer, director or employee;

(vii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(viii) any Contract where performance by the Company or any of its Subsidiaries of its obligations thereunder is reasonably likely to have a Material Adverse Effect on the Company; or

(ix) any Material IP Contracts.

All of the Contracts listed in Schedule 4.13(a) of the Company Disclosure Schedules hereto are referred to in this Agreement as the “Material Contracts.” The Company has made available to Parent an accurate, correct and complete copy of each Material Contract (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof.

(b) All of the Material Contracts are valid, binding and currently in full force and effect, and are enforceable by Company in accordance with their terms and conditions subject to Applicable Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and Applicable Laws governing specific performance injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is in default under any of the Material Contracts, and, to the Knowledge of the Company, no event has occurred or circumstance or condition exists which, through the passage of time or the giving of notice, or both, might or would constitute a violation, breach or default by the Company or any of its Subsidiaries, give any Person the right to accelerate the maturity or performance of any of the Material Contracts, give rise to a right of termination or cancellation under any of the Material Contracts, except in any such case as would not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries. The Company has not waived any of its material rights under any of the Material Contracts. To the Knowledge of the Company, no other Person is in default under any of the Material Contracts. Except as described in Schedule 4.13(b) of the Company Disclosure Schedules hereto, none of the Material Contracts has been cancelled, terminated, amended or modified, except for such Material Contracts which by their terms are to be performed in full or expire prior to the Effective time.

Section 4.14 No Violation of Law.

(a) Neither the Company nor any of its Subsidiaries is in violation of or has been given written notice of any violation of any Applicable Law except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and to the Knowledge of the Company, no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute, or result directly or indirectly in, a violation of any Applicable Law. To the Knowledge of the Company, no investigation or review by any Governmental Body is pending or Threatened by a Governmental Body, nor has any Governmental Body indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries has obtained each Permit (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties (including all real property leased or owned by the Company or its subsidiaries and all buildings and improvements on such property) or (ii) that is required or appropriate for the operation of the Company’s or any of its Subsidiaries’ business or the holding of any such interest, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) To the Knowledge of the Company, (i) there is no pending or Threatened Proceeding that would result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Permit, (ii) no violations have been recorded in respect of any Permit, and (iii) no fines or penalties are due and payable in respect of any Permit or any violation thereof except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.15 Litigation. There are no material actions, suits, investigations, audits or Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending against the Company or any of its Subsidiaries or any property or facilities currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or Threatened against the Company or any of its Subsidiaries, or any of their respective properties or any of the respective officers or directors (in their capacities as such) at law or in equity, or before or by any Governmental Body or any arbitrator or arbitration tribunal, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no judgment, decree or order against the Company or any of its Subsidiaries, pending or Threatened actions, suits or Proceedings that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company or would prevent, enjoin, or materially alter or delay the transactions contemplated by this Agreement.

Section 4.16 Form S-4 and Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.06(b)) filed by Parent in connection with the Merger or the Proxy Statement (as defined in Section 6.06(b)) relating to the Stockholder Meeting (as defined in Section 6.06(a)), (i) in the case of the Form S-4, at the time such document is filed with the SEC, or at the time it becomes effective under the Securities Act, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Stockholder Meeting which has become false or misleading, except that no representation is made by the Company with respect to information supplied by Parent or its Subsidiaries for inclusion in any such documents.

Section 4.17 Labor Matters.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees, and, to the Knowledge of the Company, are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. As of the date hereof, there is no unfair labor practice complaint pending or, to the Knowledge of the Company, Threatened against the Company or any Subsidiary before the National Labor Relations Board.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending material claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long term disability that are not covered by insurance. There are no controversies pending or, to the Knowledge of the Company, Threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against the Company before any Governmental Entity except for such Proceeding that would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or currently negotiating in connection with entering into, any collective bargaining agreement or other labor union contract, nor does the Company or any of its Subsidiaries know of any organizational activities or proceedings of any labor union or organization of any employees of the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, no employees of the Company or its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, or enforceable noncompetition agreement.

Section 4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) of the Company Disclosure Schedules contains a correct and complete list identifying each Employee Benefit Plan and each other material employment, severance or similar contract with respect to which the Company or any of its Subsidiaries has any liability (other than any International Plan). True, complete and correct copies of the following have been made available to Parent (if applicable): (1) each Employee Benefit Plan, (2) each trust agreement in effect as of the date hereof and relating to any Employee Benefit Plans, (3) copies of the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plans; (4) copies of the most recent summary plan descriptions and summaries of modifications distributed with respect to such Employee Benefit Plan; and (5) copies of all investment management agreements, insurance contracts, bonds, indemnification agreements and material service provider agreements relating to such Employee Benefit Plan.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has, since October 15, 2003, sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.

(c) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77. Each Employee Benefit Plan has been maintained in material compliance with its terms and with Applicable Law. With respect to the applicable Employee Benefit Plans, all material contributions and insurance premiums required to be made prior to the Closing Date have been made or will have been made by the Company prior to the Closing Date.

(d) All material reports, forms and other material documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Employee Benefit Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished.

(e) Except as otherwise provided in this Agreement, the consummation of the Merger and the Transactions will not (in and of themselves) entitle any employee of the Company or any of its Subsidiaries to any material severance pay or material acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan. The Company Financial Statements include the accrual of all expenses under the Employee Benefit Plans which were required to be accrued under GAAP as of the date of the Company Financial Statements (subject, in the case of any unaudited Company Financial Statements, to any other adjustments described therein and normal year-end audit adjustments).

(f) No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Company and its ERISA Affiliates beyond retirement or other termination of service, other than: coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law), death or retirement benefits under any Employee Benefit Plan or benefits the full cost of which is born by the employee or former employee (or his beneficiary).

(g) Excluding routine claims for benefits, as of the date hereof, there is no action, suit, audit, proceeding or, to the Knowledge of the Company, investigation pending against or involving or, to the Knowledge of the Company, Threatened against or involving, any Employee Benefit Plan before any court or arbitrator or any Governmental Body, or state, federal or local official.

(h) To the Knowledge of the Company, neither the Company or any of its Subsidiaries, any Employee Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in any material “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406 for which a statutory or administrative exemption is not available; and, to the Knowledge of the Company, all “fiduciaries,” as defined in ERISA Section 3(21), with respect to the Employee Benefit Plans, have substantially complied with the requirements of ERISA Section 404.

(i) Neither the Company nor any of its Subsidiaries has incurred any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(j) No Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any Company Subsidiary is a party has been operated in a manner that fails to comply with the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) by its terms and the applicable provisions of IRS Notice 2005-1.

(k) No amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect or in effect as of the Closing Date will be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l) Each International Plan has been maintained in material compliance with its terms and with any and all applicable statutes, Orders, rules and regulations (including any special provisions relating to qualified plans where such plan was intended to so qualify). All material contributions required to be made under the terms of any International Plan as of the Closing Date have been made or will be timely made on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries have incurred any unpaid obligation in connection with the termination or withdrawal from any International Plan. Copies of the most recent actuarial valuation reports or FAS 87 reports for International Plans, to the extent that they exist, have been made available to Parent. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, Threatened, with respect to any International Plan that could, individually, or in the aggregate, result in a Material Adverse Effect on the Company.

Section 4.19 Environmental Matters.

(a) The operations of each of the Company and its Subsidiaries are in full compliance with all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries have obtained and are in compliance with all Environmental Approvals and each such Environmental Approval is in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, (1) there are no Proceedings pending or, to the Knowledge of the Company, Threatened before any Governmental Body, by, against or affecting the Company and its Subsidiaries or any Real Property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company and its Subsidiaries involving (x) any actual or alleged Environmental Claim, (y) any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Approval or (z) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval; and (2) neither the Company and its Subsidiaries nor any Real Property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company and its Subsidiaries, is subject to any Order or, to the Knowledge of the Company, proposed Order under any Environmental Law. The Company and its Subsidiaries have not received any written notice or other written communication from any Person or Governmental Body regarding the commencement of any such Proceeding.

(d) The Company and its Subsidiaries have not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Material in connection with or resulting from the operation or conduct of the Company’s or its Subsidiaries’ business at, on, under, or to any location, except in each case (1) in material compliance with Environmental Law, (2) in a manner that is not reasonably likely to give rise to an Environmental Claim which would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and (3) to the Knowledge of the Company, at a location that (A) is permitted for such disposal, except where the failure to be permitted would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), or any similar list under any other Environmental Law and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law, except where Proceeding or Order would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(e) To the Knowledge of the Company, no Release or threatened Release of any Hazardous Material has occurred, or is occurring, at, on, under or from any Real Property currently or formerly owned, operated or leased by the Company or its Subsidiaries, except for any such Release or threatened Release that is not reasonably like to (i) give rise to any Environmental Claim or (ii) require any investigation and/or remediation under any Environmental Law.

(f) There are no liens or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any Real Property, and, to the Knowledge of the Company, no action of any Governmental Body has been taken or is in process which could subject any of such Real Property to such liens or deed restrictions in any material respect.

(g) Except for those materials listed on Schedule 4.19, no friable asbestos-containing material exists at any of the Real Property in an amount which, individually and in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company.

(h) The Company and its Subsidiaries have provided Parent with complete and correct copies of all material studies, reports, surveys, assessments and audits (whether in hard copy or electronic form) in the Company’s or its Subsidiaries’ possession or control or to which the Company or its Subsidiaries have reasonable access relating to the presence or alleged presence of Hazardous Materials at, on or affecting any real property currently or formerly owned, leased or operated by the Company and its Subsidiaries, or regarding the Company’s and its Subsidiaries’ compliance with any Environmental Law.

(i) Notwithstanding anything to the contrary in this Agreement, this Section 4.19 contains the exclusive representations of the Company and its Subsidiaries concerning any matters arising under Environmental Law.

Section 4.20 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Regulation S-K under the Securities Act.

Section 4.21 Change of Control Payments. Other than as included in calculating Closing Cash by virtue of clause (iv) of the definition of Closing Cash, as specified in Sections 3.03, 3.05 and 7.02, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, solely as a result of a change of control of the Company as a result of the Merger without any other action by Parent or the Company following the Merger (including termination of employment by Parent or the Company), (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its Subsidiaries in their capacity as director, officer, agent or employee (and not as a securityholder, including as a holder of Common Stock, Options, CPRs or Funded Debt) or any other Third Party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.22 Insurance. The Company maintains insurance coverage with Third Parties in such amounts and covering such risks as are in accordance with customary industry practice for companies similar in type and size to the Company. Neither the Company nor any of its Subsidiaries has received any notice of any Threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.23 Books and Records. The books, records and accounts of the Company are in all material respects complete and correct and have been maintained in accordance with good business practices on a basis consistent with prior years.

Section 4.24 Products. Since October 15, 2003, each of the products manufactured, produced, developed, shipped or sold by the Company and any services rendered by the Company is, and at all times up to and including the sale thereof by the Company have been in compliance in all material respects with Applicable Law except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The product warranty reserves on the Company Financial Statements were prepared consistent with past practice and in accordance with GAAP.

Section 4.25 Customers, Distributors and Suppliers.

(a) Schedule 4.25(a) of the Company Disclosure Schedule sets forth an accurate, correct and complete list of (i) the twenty-five (25) largest customers (including distributors) of the Company, determined on the basis of sales revenues, for the fiscal year ended March 31, 2005 and (ii) the twenty-five (25) largest suppliers of the Company, determined on the basis of cost of items purchased for the fiscal year ended March 31, 2005. As of the date hereof, the Company has not been notified in writing by any customer, distributor or supplier listed on Schedule 4.25(a) (or otherwise does not have Knowledge) that such customer, distributor or supplier intends to (i) cease doing business with the Company or its Subsidiaries; (ii) materially reduce the volume of business transacted by such Person with the Company; or (iii) if such transaction with a customer was by its nature a unique or one-time transaction that such Person was materially dissatisfied with the products or services provided by the Company and would not do business with the Company in the future.

(b) There are no Contracts of the Company that provide that any supplier will be the exclusive supplier of Company or any of its Subsidiaries. There are no Contracts of the Company that require the Company or any of its Subsidiaries to purchase the entire output of a supplier.

(c) To the Knowledge of the Company, neither the Company nor any of its officers or employees has given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who is in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which would reasonably be expected to subject the Company or any Subsidiary to any damage or penalty in any Proceeding under Applicable Law except to the extent such acts, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.26 Accounts Receivable. The receivables shown on the Company Financial Statements represent, and the receivables as of the Closing Date will represent, valid obligations arising in the Ordinary Course of Business and, to the Company’s Knowledge, are or will be collectible in the Ordinary Course of Business, except as reflected in the reserve for doubtful accounts in the Company Financial Statements or except as to which reserves would have been established consistent with past practice and in accordance with GAAP had a balance sheet been prepared since the Company Balance Sheet Date, including for periods after the date of this Agreement, with respect to receivables which become doubtful after the date hereof. The reserve for doubtful accounts reflected in the Company Financial Statements has been determined consistent with past practices and in accordance with GAAP.

Section 4.27 Inventory. All of the items in the Company’s inventory are (a) valued on the Company Financial Statements at the lower of cost or market, on a first-in, first-out method (net of allowance for obsolete or slow moving inventory) in accordance with GAAP; and (b) are of good and merchantable quality in all material respects, fit for the purpose for which they are intended, and saleable and usable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off in the Company Financial Statements or which would have been written off consistent with past practice and in accordance with GAAP had a balance sheet been prepared since the Company Balance Sheet Date, including for periods after the date of this Agreement with respect to inventory which becomes obsolete or of below standard quality after the date hereof. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.

Section 4.28 Brokers’ and Finders’ Fees. Except for fees payable to Morgan Stanley & Co., Incorporated, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger and the Transaction.

Section 4.29 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Morgan Stanley & Co., Incorporated, to the effect that, subject to the procedures followed and the qualifications and limitations set forth therein, in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.

Section 4.30 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute in Delaware Law (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports filed with the SEC prior to the date hereof or as set forth in the disclosure schedules delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item under a subsection of this Article 5 in the Parent Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Article 5 if the applicability of such item to any other subsection is reasonably apparent from the face of the Parent Disclosure Schedules), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification, good standing or power would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub, as applicable. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws as currently in effect.

Section 5.02 Parent Capitalization. The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock, of which 1,448,136,256 shares (including 58,192,901 exchangeable shares of Jaguar Canada Ltd.) were outstanding as of the close of business on April 2, 2005, and 1,000,000 preferred shares, par value $0.001 per share (the “Parent Preferred Shares”), of which no Series A shares were authorized for issuance or outstanding and 100,000 Series B were authorized and no shares were outstanding as of the close of business on May 20, 2005. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Shares reserved for issuance. As of March 31, 2005, Parent has no more than 139,247,556 shares of Parent Common Stock authorized for issuance pursuant to employee or director benefit plans (the “Parent Stock Plans”). Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 5.03 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the Transactions and has engaged in no business activity other than as contemplated by this Agreement and will not do so. Except for obligations or liabilities incurred in connection with its incorporation, the Merger and the Transactions, Merger Sub has not incurred, and will not incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities.

Section 5.04 Corporate Authorization. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the Merger and the Transactions. The execution and delivery of this Agreement, and performance and consummation of the Merger and the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

Section 5.05 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (ii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulations, or any other applicable Foreign Competition Laws, (iii) compliance with any applicable requirement of the Securities Act, (iv) those matters, including but not limited to, regulatory consents, approvals and waivers, set forth in Schedule 5.05 of the Parent Disclosure Schedules, (v) any filings required pursuant to any state securities or “blue sky” laws, or filings or other actions required pursuant to the rules and regulations of the Nasdaq National Market, and (vi) any actions or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent or materially delay the consummation of the Merger and the Transactions.

Section 5.06 Noncontravention; No Required Consents. Except for compliance with antitrust and similar corporation laws (as to which no representation is made), the execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not: (a) conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, receipt of payment, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent and any of its Subsidiaries, (ii) any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iii) any Applicable Law applicable to Parent or any of its Subsidiaries, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent or materially delay the consummation of the Merger and the Transactions; (b) give any Governmental Body the right to (i) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract, or (ii) revoke, suspend or modify any Governmental Approval; or (c) require Parent to obtain any Consent or make or deliver any filing or notice to a Governmental Body, except as specified in Section 4.04 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

Section 5.07 Litigation. There are no material actions, suits, investigations, audits or Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending against Parent or any of its Subsidiaries or any property or facilities currently or formerly owned, operated or leased by Parent or any of its Subsidiaries, or Threatened against Parent or any of its Subsidiaries, or any of their respective properties or any of the respective officers or directors (in their capacities as such) at law or in equity, or before or by any Governmental Body or any arbitrator or arbitration tribunal, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of its Subsidiaries, pending or Threatened actions, suits or Proceedings that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent or would prevent, enjoin, or materially alter or delay the transactions contemplated by this Agreement.

Section 5.08 No Violation of Law. Neither Parent nor any of its Subsidiaries is in violation of or has been given written notice of any violation of, any Applicable Law, except for violations which would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Body is pending or Threatened, nor has any Governmental Body indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Parent Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not be reasonably expected to have a Material Adverse Effect on Parent.

Section 5.09 Financing. Parent has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable Parent, Merger Sub and the Surviving Corporation to pay the Cash Merger Consideration, the Payoff Amount and all of its fees and expenses related to the Transactions.

Section 5.10 Form S-4 and Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.06(b)) filed by Parent in connection with the Merger or the Proxy Statement (as defined in Section 6.06(b)) relating to the Stockholder Meeting (as defined in Section 6.06(a)), (i) in the case of the Form S-4, at the time such document is filed with the SEC, or at the time it becomes effective under the Securities Act, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Stockholder Meeting which has become false or misleading, except that no representation is made by Parent with respect to information supplied by the Company or its Subsidiaries for inclusion in any such documents. The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 5.11 SEC Filings; Financial Statements.

(a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since July 1, 2004 (all such forms, reports, statements, certificates and other documents filed by the Parent with the SEC whether or not required to be filed, collectively, the “Parent SEC Reports”). Each of the Parent SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed and with then applicable accounting standards. None of the Parent SEC Reports, when filed as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). There are no outstanding comments from the SEC with respect to any of the Parent SEC Reports.

(b) Each of the consolidated financial statements of the Parent and its subsidiaries (including the related notes and schedules) included in the Parent SEC Reports have been prepared in accordance with GAAP principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets of the Parent and its subsidiaries included in the Parent SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Parent and its subsidiaries at the respective dates thereof and each of the related consolidated statements of operations, cash flows and changes in stockholders’ equity included in the Parent SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Parent and its subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal period-end adjustments).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with the applicable listing and other rules and regulations of the Nasdaq National Market and has not received any notice from the Nasdaq National Market asserting any non-compliance with such rules and regulations.

Section 5.12 Absence of Certain Changes or Events. Since June 30, 2004, there has not been any Material Adverse Effect on Parent, or any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that would reasonably be expected to result in a Material Adverse Effect on Parent.

Section 5.13 Parent Common Stock. The Shares of Parent Common Stock to be issued to the Company Stockholders as the Parent Shares Merger Consideration have been duly authorized and, when issued at Closing, will be validly issued, fully paid and nonassessable.

Section 5.14 No Undisclosed Liabilities. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no liabilities or obligations of Parent or any of its Subsidiaries, known or unknown, contingent or otherwise, except (i) the liabilities, obligations, conditions or circumstances disclosed and provided for in the consolidated balance sheet of the Parent and its Subsidiaries included in the Parent SEC Reports filed prior to the date of this Agreement, (ii) the liabilities, obligations, conditions or circumstances, which are of a nature not required by GAAP to be reflected in the consolidated financial statements of the Parent and its Subsidiaries included in the Parent SEC Reports filed prior to the date of this Agreement, (iii) liabilities or obligations incurred or arising in the Ordinary Course of Business since the date of the balance sheet included in the Parent SEC Reports filed prior to the date of this Agreement, (iv) liabilities or obligations relating to the Transactions, or (v) any other liabilities or obligations which will be discharged or paid in full prior to the Effective Time.

Section 5.15 Environmental Matters. Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received written notice of any actions, suits, investigations, audits or proceedings or Order concerning any Environmental Condition or Environmental Claim, except for such Environmental Condition or Environmental Claim which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.16 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and to the Knowledge of Parent, (i) each of Parent and its Subsidiaries owns or has the right to use all Intellectual Property material to or necessary for the operation of the business of Parent and its Subsidiaries (the “Parent Business Intellectual Property”), (ii) no Person is infringing, misappropriating or diluting any of the Parent Business Intellectual Property, such that the foregoing has had or would reasonably be expected to have a Material Adverse Effect on Parent, and (iii) none of the material items of Parent Business Intellectual Property owned by Parent has been misappropriated or is infringing upon the Intellectual Property of any Third Party.

Section 5.17 Ownership of Shares. Neither Parent nor Merger Sub nor any of their Subsidiaries beneficially owns any Common Stock as of the date hereof, except as a result of the Voting Agreements.

Section 5.18 Brokers. Except for fees payable to Goldman, Sachs & Co., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agents’ commissions or investment banking fees or other similar charges in connection with this Agreement.

ARTICLE 6

PRE-CLOSING COVENANTS

Section 6.01 Commercially Reasonable Best Efforts.

(a) Subject to Section 6.01(b), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the Ancillary Documents and Applicable Laws and regulations to consummate and make effective the Merger and the Transactions as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, without limitation, any required filings under the HSR Act, the EC Merger Regulations or any other Foreign Competition Laws), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Third Party necessary, proper or advisable to consummate the Merger and the Transactions, and (iii) the defending of any Proceedings brought by a Third Party (other than a Governmental Body) challenging this Agreement or the Transactions, including, when reasonable, seeking to have any stay or temporary restraining order or injunction entered by any court, governmental or regulatory authority vacated or reversed; and (iv) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder. Subject to Applicable Laws relating to the exchange of information and subject to all applicable privileges (including without limitation the attorney-client privilege) and in addition to Section 6.01(c), the Parties shall have the right to review in advance, and, to the extent practicable, each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Body in connection with the Merger and the Transactions, provided, however, that Parent shall not be required to agree to any divestiture by Parent or Parent’s Subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses in the Ordinary Course of Business or to own or exercise control of such assets, properties and stock, and Parent shall have the option of terminating this Agreement any time after such written request is formally made by any Governmental Body; and provided, further, that in the event the government of the United States, any State thereof or the European Union initiates any legal action or other proceeding seeking (1) to enjoin all or any material portion of the Merger or the Transactions, (2) relief that would prevent the Parties from consummating any material portion of the Merger or the Transactions or (3) relief that would have any Material Adverse Effect on Parent or any of its Subsidiaries or Affiliates, Parent shall not be required to litigate or defend any such action or proceeding and Parent shall have the option of terminating this Agreement at any time thereafter upon written notice to the Company pursuant to Section 9.01 after such action or proceeding is initiated.

(b) Without limiting Section 6.01(a), each Party shall:

(i) use its commercially reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing or any Transaction contemplated hereby, including, without limitation, defending through litigation or arbitration on the merits any claim asserted in any court by any Person; and

(ii) use its commercially reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act, EC Merger Regulations or any other Foreign Competition Laws that may be asserted by any Governmental Body with respect to the Merger and the Transactions related thereto so as to enable the Closing to occur as soon as reasonably possible;

(c) Each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Merger and the Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Body (whether domestic, foreign or supranational). In that regard, each Party shall without limitation, but subject in each case to Applicable Laws and to all applicable privileges (including without limitation the attorney-client privilege): (i) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Body with respect to the Merger and the Transactions, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body, (iii) not participate in any meeting with any such Governmental Body unless it consults with the other Party in advance and to the extent permitted by such Governmental Body gives the other the opportunity to attend and participate thereat, (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Body with respect to this Agreement, the Ancillary Documents, the Merger and the Transactions, and (v) furnish the other Party with such necessary information and reasonable assistance as Parent or the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body.

Section 6.02 Company Operation of Business. Except (i) for the consummation of the Merger and the Transactions, (ii) as set forth on Schedule 6.02 of the Company Disclosure Schedules or as otherwise expressly set forth in or contemplated by the Company’s Fiscal Year 2006 Budget Proposal dated March 16, 2005 (the “Company Budget”), a true and complete copy of which has been delivered to Parent, this Agreement or any Ancillary Agreement, (iii) to the extent consented to in writing by Parent or (iv) as required by Applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall conduct its business only in the Ordinary Course of Business; provided that, any expenditure or action by the Company shall be deemed contemplated by the Company Budget if such expenditure or action (i) is for an amount of money or financial obligation that is consistent with the specific amounts authorized by the Company Budget for the category of expenditures within which that expenditure falls and (ii) could be made or taken by the Company without further approval or authorization by the Company’s Board of Directors or a committee thereof. The Company agrees to pay debts and Taxes when due subject to good faith disputes over such debts and Taxes, to pay or perform other obligations in the Ordinary Course of Business subject to good faith disputes over whether payment or performance is owing, and to use commercially reasonable best efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of its and its Subsidiaries’ key employees and preserve its Subsidiaries’ relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall not solicit the payment or otherwise encourage early collection of accounts receivable other than in the Ordinary Course of Business. The Company shall not defer the payment of accounts payable other than in the Ordinary Course of Business. The Company shall promptly notify Parent of any event or occurrence that the Company receives Knowledge of, and which management believes would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except (i) for the consummation of the Merger and the Transactions, (ii) as set forth in Schedule 6.02 of the Company Disclosure

Schedules or as otherwise expressly set forth in or contemplated by the Company Budget, this Agreement or any Ancillary Agreement, (iii) to the extent consented to in writing by Parent or (iv) as required by Applicable Law, from the date hereof until the Effective Time the Company shall not:

(a) Charter Documents. Adopt or propose any change to the Company Certificate or the Company’s bylaws or other organizational documents;

(b) Disposition of Assets. Sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (A) pursuant to existing Contracts or commitments or (B) in the Ordinary Course of Business;

(c) Dividends and Other Distributions. Declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company;

(d) Encumbrances. Create or incur any Encumbrance on any material asset other than (A) in the Ordinary Course of Business or (B) Permitted Encumbrances;

(e) Loans. Make any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to, or investments in, its Subsidiaries in the Ordinary Course of Business or under existing agreements;

(f) Accounting Matters. Change any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP; or

(g) Changes in Capital Stock. Split, combine or reclassify any of its capital stock;

(h) Material Contracts. Enter into or violate any Material Contract or commitment, or amend or otherwise modify or waive any of the terms of any of its Material Contracts in each case other than in the Ordinary Course of Business consistent with pricing and discount policies of the Company and changes in pricing terms of less than 5%; provided, that in no event shall Company or any of its subsidiaries enter into any contract, commitment or agreement (i) which grants any Person exclusive rights or “most favored party” rights, (ii) which provides any Person with capital stock of the Company, as compensation or otherwise, or (iii) which contains any non-competition clauses or other material restrictions relating to the business activities of the Company or its Subsidiaries;

(i) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the Agreement Date or granted pursuant to clause (iv) below, (ii) the exercise of Warrants outstanding as of the date hereof, and (iii) other rights outstanding as of the Agreement Date; and (B) purchases from former employees, directors and consultants in accordance with agreements in effect on the Agreement Date providing for the repurchase of shares in connection with any termination of service to the Company;

(j) Intellectual Property. Transfer or license to any Person any of its Intellectual Property or any rights to its Intellectual Property, other than in the Ordinary Course of Business or pursuant to agreements in effect as of the date hereof;

(k) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology other than renewals or amendments in the Ordinary Course of Business;

(l) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any indebtedness of others, in each case in excess of $1,000,000; provided that any amount shall be included in Funded Debt to the extent outstanding at Closing;

(m) Leases. Enter into any material operating lease other than in the Ordinary Course of Business;

(n) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $250,000 in any one case or related cases or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business;

(o) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(p) Other Expenses. Except in the Ordinary Course of Business, or expressly permitted by this Agreement, commit to or incur any other expenses (excluding discharge of indebtedness which is addressed in (n) above and capital expenditures which are addressed in (o) above) in an amount in excess of $250,000 in any one case;

(q) Insurance. Fail to use commercially reasonable best efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the Agreement Date;

(r) Termination or Waiver. Terminate or waive any right of material value, except in the Ordinary Course of Business;

(s) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Employee Benefit Plan (or any plan or arrangement that would be an Employee Benefit Plan if in effect on the Agreement Date) or any other employee benefit or stock purchase or option plan, except as necessary to maintain the qualified status of such plan under the Code or to bring such plan into compliance with the Code; hire any new director level or officer level employee or consultant or independent contractor other than in the Ordinary Course of Business; increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, consultant or contractor of the Company or any its Subsidiaries (other than in accordance with the Company’s existing periodic employee review procedures or in the Ordinary Course of Business), or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor of the Company or any of its Subsidiaries other than in Ordinary Course of Business;

(t) Severance Arrangements. Grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, except payments made (i) pursuant to written agreements or Employee Benefit Plans in effect as of the Agreement Date and (ii) pursuant to written agreements to be entered into with non-executive officers of the Company or its Subsidiaries after the Agreement Date but prior to Closing providing for additional severance benefits of up to six months of salary in addition to benefits under the Company’s existing severance policy, provided that additional possible payments after the Closing Date pursuant to all such agreements shall not exceed $100,000 in the aggregate;

(u) Lawsuits. Commence a lawsuit, other than (i) in the Ordinary Course of Business, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of its rights or its business, financial condition, or operations; provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(v) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets other than purchases in the Ordinary Course of Business;

(w) Taxes. Other than in the Ordinary Course of Business, or as required by GAAP, make or change any material election in respect of Taxes, change any material accounting method affecting Taxes in a material amount, enter into any material closing agreement or settle any material claim or material assessment in respect of Taxes;

(x) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 6.02(a) through (w) above, or any intentional action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing in all material respects or cause it not to perform in all material respects its obligations hereunder.

Section 6.03 Publicity. Except as otherwise required herein, the Parties shall use their commercially reasonable best efforts to (i) develop a joint communication plan with respect to this Agreement, the Merger and the Transactions, (ii) ensure that all press releases and other public statements with respect to this Agreement or the Transactions shall be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the Transactions, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless required by Applicable Law or any listing agreement with or rules and regulations of a securities exchange or the National Association of Securities Dealers. In addition, at the request of the Company or any stockholder of the Company party to a Voting Agreement, from (i) the time this Agreement is first publicly announced through the date the Form S-4 is declared effective by the SEC and (ii) on the date of the Closing, Parent shall use commercially reasonable best efforts to publicly disseminate (by press release or the filing of a Form 8-K with the SEC) information relating to the Company, Parent and the transactions contemplated by this Agreement as may reasonably be necessary to permit hedging transactions by holders of Common Stock relating to shares of Parent Common Stock (including purchases and short sales) or the adoption of trading plans under Rule 10b5-1 to the extent necessary to avoid violation of Section 10b-5 of the Exchange Act; provided, however, that Parent shall not be required to make any disclosure if, after consultation with outside legal counsel, Parent determines in good faith that public dissemination of information is not required under the federal securities laws to permit such transactions by holders of Common Stock (if Parent so determines public dissemination of information is not required, Parent shall advise the Company or any stockholder that made a request pursuant to this section for dissemination of its determination reasonably promptly).

Section 6.04 Access. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives of Parent (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to all of their respective premises, personnel, books, records (including Tax records), Contracts, and documents. Neither Parent, Merger Sub nor any of their respective representatives shall contact any employee, customer, supplier or landlord of the Company or any of its Subsidiaries without the prior written consent of an officer of the Company. Neither the Company nor any of its representatives shall contact any employee, customer, supplier or landlord of Parent or any of its Subsidiaries without the prior written consent of an officer of Parent. All information exchanged pursuant to this Section 6.04 shall be subject to the Non-Disclosure Agreement dated July 22, 2004 by and between the Company and Parent as amended by the letter agreement dated March 23, 2005 among the Company, Parent and the holders of Common Stock parties thereto (the “Confidentiality Agreement”).

Section 6.05 Notice of Developments. Reasonably promptly after it becomes aware of such matter, each Party shall notify the other Party in writing of (i) any event or occurrence that has as its basis an event or occurrence that arose after the Agreement Date or (ii) a matter that should have been set forth or described on its respective Disclosure Schedules, which, in either case, would cause a breach at the Closing of any of that Party’s representations and warranties (a “Development”). No such notification of a Development shall be deemed to supplement or amend any representation or warranty of a Party or that Party’s Disclosure Schedules for the purpose of (A) determining the accuracy of any of the representations and warranties made by a Party in this Agreement, or (B) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 6.06 Form S-4, Proxy Statement, Stockholder Meeting.

(a) The Company shall take all action reasonably necessary in accordance with applicable laws and its certificate of incorporation and bylaws to call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the Merger and this Agreement. The Stockholder Meeting shall be held as soon as reasonably practicable after the Form S-4 is declared effective by the SEC. The Company shall, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under Applicable Law as determined by the Board of Directors in good faith after consultation with the Company’s outside counsel, recommend to its stockholders the approval of the Merger and not rescind such recommendation.

(b) As soon as reasonably practicable after the date hereof, the Company, Parent and Merger Sub shall cooperate and prepare and file a Registration Statement on Form S-4 (the “Form S-4”) with the SEC under the Securities Act with respect to the Parent Shares issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement/prospectus with respect to the Stockholder Meeting (the “Proxy Statement”) and shall use their commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Form S-4 to be cleared by the SEC; provided, however that the obligations under this sentence shall terminate if no Form S-4 is required to be filed in accordance with Section 6.06(e). Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Form S-4 and the Proxy Statement, and shall notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement or for additional information and shall supply each other reasonably promptly with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4. The Parties shall give each other an opportunity to review the Form S-4 prior to its being filed with the SEC and shall give each other and their respective counsels the opportunity to review all amendments and supplements to the Form S-4 and the Proxy Statement, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Merger Sub and Parent agrees to use its commercially reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Form S-4 has been cleared by the SEC, the Company and Parent shall mail the Proxy Statement to the holders of Common Stock.

(c) Each of Parent and the Company agrees to advise the other as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement or Form S-4 is or becomes incorrect or incomplete in any material respect and to provide the other with the information needed to correct such inaccuracy or omission. Each of the Company and Parent will furnish the other with such supplemental information as may be necessary in order to cause the Proxy Statement or Form S-4, insofar as it relates to it, to comply with Applicable Law after the mailing of the Proxy Statement to the holders of Common Stock.

(d) The Company agrees to use its commercially reasonable best efforts to provide, as soon as reasonably practicable after the Agreement Date, financial statements with respect to the periods required to be included in the Form S-4 that comply in all material respects with the requirements of Regulation S-X of the SEC for inclusion in the Form S-4 to be filed by Parent with respect to the transactions contemplated by this Agreement.

(e) California Hearing. (i) As soon as reasonably practicable after the date hereof, Parent shall file an application with the California Department of Corporations requesting a hearing (the “Fairness Hearing”) satisfying the requirements of the California Corporations Code be held as soon as practicable after the date hereof before the California Department of Corporations to determine the fairness to the Company Stockholders of the Merger Consideration and the terms and conditions of the transactions described in this Agreement, such that, at the Closing, the Stock Merger Consideration shall be deemed exempt securities under Section 3(a)(10) of the Securities Act. Each of Parent, Merger Sub and the Company shall cooperate with each other in the preparation and submission of any and all documents and materials required by the California Department of Corporations in connection therewith (the “Permit Materials”). Each of the Parent and the Company shall be solely responsible for any statement, information or omission in the Permit Materials relating to it or its Affiliates based upon written information furnished by it. If the Fairness Hearing shall have been held, and an appropriate permit issued, such that the Stock Merger Consideration shall constitute exempt securities with the meaning of Section 3(a)(10) of the Act, (the “Fairness Determination”) the condition in 8.01(d) herein shall have been deemed to be met and satisfied and any references in this Agreement to the Form S-4 going effective shall be deemed to be references to such permit being issued, and any references to the Form S-4 (or the Proxy Statement portion of the Form S-4), including with respect to the Company’s and Parent’s representations and warranties, shall be deemed to be references to the Permit Materials. If the Fairness Hearing shall not have been scheduled for a date which is the earlier of (i) on or before June 30, 2005, or (ii) the date on which the Form S-4 can be filed with the SEC, then the Form S-4 shall be filed with the SEC as contemplated by Section 6.06(b) and, unless otherwise agreed to by Parent and the Company, Parent shall withdraw the application for a Fairness Hearing.

(ii) If the Fairness Determination has been received, the Company shall as promptly as reasonably practicable mail a proxy statement with respect to the Stockholder Meeting provided for in Section 6.06(a) to the holders of Common Stock. The proxy statement shall comply in all material respects with Applicable Law and shall be substantially similar to the Form S-4; provided, however that compliance with Regulation S-X of the SEC shall not be required. The Company and Parent agree that none of the information provided and to be provided by such party for inclusion in the Permit Materials or the Proxy Statement pursuant to this Section 6.06(e) will, at the time the proxy statement is mailed and at the time of the Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to such document.

(iii) If the Fairness Determination has been received, Parent shall have no obligation to file a Form S-4 pursuant to Section 6.06(b).

Section 6.07 No Solicitation.

(a) The Company agrees that (i) the Company, its Subsidiaries, officers and directors shall not, and (ii) it shall use its commercially reasonable best efforts to ensure that its investment bankers, attorneys, consultants and other advisors or representatives (collectively the “Advisors”) shall not, (A) directly or indirectly, solicit, initiate or knowingly encourage or facilitate the submission of any Acquisition Proposal, (B) enter into, participate, continue or otherwise engage in or facilitate any discussions or negotiations with, or provide any nonpublic information to any Person (other than Parent, Merger Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (C) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal. For the avoidance of doubt, a Company Stockholder who has not entered into a Voting Agreement shall not be considered an “Advisor” for purposes of Section 6.07 as long as such stockholder is not acting in concert with the Company or any other Advisor of the Company in a manner that would otherwise be prohibited under this Section 6.07. The Company and its Subsidiaries shall and shall direct their Advisors to immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Parent, Merger Sub and their respective representatives) that may be ongoing with respect to any Acquisition Proposal and shall request the return of any information provided to such persons in connection with any such discussions or negotiations. The Company agrees not to release any Third Party from or waive any provision of any confidentiality or standstill agreement existing on the Agreement Date, unless the Board determines in good faith after having received advice from its outside legal counsel, that such action is required by the fiduciary duties of the Board under Applicable Law.

(b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of the Requisite Stockholder Approval, (i) the Company may, in response to an unsolicited bona fide inquiry, offer or proposal which in the reasonable judgment of the Board of Directors of the Company is reasonably likely to lead to an Acquisition Proposal from a corporation, partnership, person or other entity or group (a “Potential Acquiror”), which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to constitute a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror; provided that the Company shall have given Parent at least two (2) Business Days written notice of its intention to take any of the foregoing actions and receives from a Potential Acquiror an executed confidentiality agreement containing confidentiality restrictions on terms at least as favorable to the Company as those contained in the Confidentiality Agreement before providing non-public information to that Potential Acquiror.

(c) The Company shall notify Parent orally and in writing within twenty-four hours after receipt of any Acquisition Proposal or request for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Company’s Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal or the request, including the identity of the Person making it, and the Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal or request. The Company shall promptly notify Parent upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section 6.07 shall prohibit the Company from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under Applicable Law.

(e) Notwithstanding anything to the contrary in this Section 6.07, the fact that the Company or any of its Subsidiaries has had discussions or negotiations with Persons prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent the Company from taking any of the actions specified in this Section 6.07 with respect to a new Acquisition Proposal that was submitted by such a Person after the date of this Agreement and was received by the Company without its violation of Section 6.07(a).

(f) For purposes of this Agreement: “Acquisition Proposal” means any bona fide written proposal or offer from any Person with respect to (i) a merger, consolidation, liquidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries representing 30% or more of the consolidated assets of the Company and its Subsidiaries (a “Material Subsidiary”), (ii) the issuance by the Company or a Material Subsidiary of over 30% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of the Company or a Material Subsidiary, in each case other than the Merger or the exercise of Options and Warrants outstanding on the date hereof and in accordance with their respective terms and conditions on the date hereof and from a Third Party other than Parent or Merger Sub; and “Superior Proposal” means any Acquisition Proposal to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, which the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, (A) if completed on the terms proposed, would be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger) and (B) if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the Person making the proposal.

Section 6.08 Cooperation for Payoff Amount. The Company shall cooperate with and provide Parent with the assistance necessary to obtain written letters and wire transfer instructions from the Administrative Agent, on behalf of the Lenders, specifying the amount required to repay the full amount of the Lender Debt, and all accrued interest thereunder up to and including the Closing Date, and the account or accounts to which such payments shall be made, as contemplated by Section 3.05 above.

Section 6.09 Parent Conduct of Business. During the period from the Agreement Date until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, as applicable (unless the Company shall otherwise approve in writing and except as otherwise expressly contemplated by or provided in this Agreement or in the Parent SEC Reports or as set forth the corresponding section of the Parent Disclosure Schedules) not take or agree to take any intentional action which would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger or any action which would result in the failure of either of the conditions set forth in Sections 8.03(a) or 8.03(b) to be satisfied.

Section 6.10 Market Listing. Parent shall use commercially reasonable best efforts to cause the Parent Shares to be approved for quotation on the Nasdaq National Market prior to the Effective Time, subject to official notice of issuance.

Section 6.11 Accountant’s Letters.

(a) Parent shall use commercially reasonable best efforts to cause to be delivered to the Board of Directors of the Company “comfort” letters of Ernst & Young LLP, Parent’s independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Parent and its directors and the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) The Company shall use commercially reasonable best efforts to cause to be delivered to the Board of Directors of Parent “comfort” letters of PricewaterhouseCoopers LLP, the Company’s independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Parent and its directors and the Company and its directors, in form reasonably satisfactory to Parent and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.12 Selling Stockholder Shelf Registration Statement.

(a) With respect to any Company Stockholder who will own more than 1% of the Parent Common Stock outstanding after the Effective Time who may be deemed as of the date of the Stockholder Meeting to be an “affiliate” of the Company for purposes of Rule 145 under the Securities Act (the “Affiliate Stockholders”) or holders of at least 7.5% of the Common Stock who wish to engage in hedging transactions of the type described in paragraph (j) of this Section (“Selling Stockholders”), Parent shall prepare and file or cause to be prepared and filed with the SEC as promptly as reasonably practicable after the initial filing of the Form S-4, a registration statement on Form S-3 (or another appropriate form) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time after the Effective Time by such Affiliate Stockholders and Selling Stockholders of all of the Parent Common Stock owned by all such Affiliate Stockholders and Selling Stockholders (the “Shelf Registered Shares”) in accordance with the methods of distribution specified by such Affiliate Stockholders and Selling Stockholders and approved by Parent, which approval shall not be unreasonably withheld (the “Shelf Registration Statement”). Parent shall use commercially reasonable best efforts to cause the Shelf Registration Statement to be declared effective at, or as promptly as practicable after, the Effective Time, but in no event later than ten Business Days after the Effective Time, and Parent shall keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Shelf Registered Shares for a period ending on the earlier of (i) two years from the Closing Date, (ii) the date on which all Shelf Registered Shares have been sold pursuant to the Shelf Registration Statement, (iii) the date on which Shelf Registered Shares may be sold without restriction or limitation after taking into account limitations on the amount of securities which may be sold in reliance upon Rule 145.

(b) Parent will bear the costs of all Shelf Registration Expenses. For the purposes hereof, “Shelf Registration Expenses” shall mean all expenses incident to Parent’s preparation and filing of the Shelf Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for Parent and all independent certified public accountants, and other persons retained by Parent, but specifically excluding any underwriting commissions or discounts, to the extent applicable.

(c) In connection with the registration and sale of the Shelf Registered Shares Parent will:

(i) prepare and file with the SEC the Shelf Registration Statement as set forth above;

(ii) provide to each holder of Shelf Registered Shares a copy of the Shelf Registration Statement and related prospectus, including each preliminary prospectus, and each amendment and supplement thereto;

(iii) use its commercially reasonable best efforts to register or qualify the Shelf Registered Shares under such other securities or blue sky laws of such jurisdictions as each holder of Shelf Registered Shares may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder of Shelf Registered Shares to consummate the disposition in such jurisdictions of the Shelf Registered Shares owned by such holder; provided, however, that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction; and

(iv) Upon the occurrence of any event that would cause the Shelf Registration Statement (A) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) to be not effective and useable for resale of the Shelf Registered Shares during the period that such Shelf Registration Statement is required to be effective and useable, Parent upon knowledge of such an event, shall as promptly as practicable file an amendment to the Shelf Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable best efforts to cause such amendment to be declared effective and such Shelf Registration Statement to become useable as soon as practicable thereafter.

(d) Notwithstanding anything to the contrary in this Section 6.12, Parent may prohibit offers and sales of the Shelf Registered Shares pursuant to the Shelf Registration Statement at any time if (A) (1) it is in possession of material non-public information, (2) the Board of Directors of Parent determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (3) the Board of Directors of Parent determines in good faith that disclosure of such material non-public information would not be in the best interests of Parent and its stockholders or (B) Parent has made a public announcement relating to an acquisition or business combination transaction including Parent and/or one or more of its subsidiaries (1) that is material to Parent and its subsidiaries taken as a whole, and (2) the Board of Directors of Parent determines in good faith that offers and sales of the Shelf Registered Shares pursuant to the Shelf Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of Parent and its stockholders (the period during which any such prohibition of offers and sales of Shelf Registered Shares pursuant to the Registration Statement is in effect pursuant to clause (A) or (B) of this Section 6.12(d) is referred to herein as a “Suspension Period”). A Suspension Period shall commence on and include the date on which Parent provides written notice to holders of Shelf Registered Shares that offers and sales of Shelf Registered Shares Registered Shares cannot be made under the Shelf Registration Statement in accordance with this Section 6.12(d) and shall end three Business Days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or Parent is able to so comply with its disclosure obligations and SEC requirements, or (y) 90 days after written notice is provided by Parent to the holders of Shelf Registered Shares of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period; provided that the period during which the availability of the Shelf Registration Statement and related prospectus is suspended shall not in the aggregate exceed 120 days in any twelve month period.

(e) Each holder of Shelf Registered Shares shall furnish to Parent such information regarding the distribution of its Shelf Registered Shares as is required by law to be disclosed in the Shelf Registration Statement (the “Requisite Information”) prior to effecting any sale pursuant to such Shelf Registration

Statement. Each holder of Shelf Registered Shares as to which any Shelf Registration Statement is being effected agrees prior to effecting any sale of the Shelf Registered Shares thereunder to furnish promptly to Parent all information required to be disclosed in order to make any Requisite Information previously furnished to Parent by such holder of Shelf Registered Shares not materially misleading or necessary to cause such Shelf Registration Statement not to omit a material fact with respect to such holder of Shelf Registered Shares necessary in order to make the statements therein not misleading.

(f) Each holder of Shelf Registered Shares agrees that, upon receipt of any notice from Parent of the existence of any fact of the kind described in subparagraphs 6.12(c)(iv) or 6.12(d) hereof (an “Amendment Notice”), such holder of Shelf Registered Shares will forthwith discontinue disposition of Shelf Registered Shares until such holder’s receipt of (A) copies of the supplemented or amended prospectus contemplated by subparagraph 6.12(c)(iv) hereof, or until counsel for Parent shall have determined that such disclosure is not required due to subsequent events, (B) notice in writing from Parent that the use of the prospectus may be resumed, (C) copies of any additional or supplemental filings with respect to the prospectus, or (D) the expiration of the Suspension Period.

(g) Parent agrees to use its commercially reasonable best efforts to cause the Shelf Registered Shares covered by the Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the holders of Shelf Registered Shares to consummate the disposition of such Shelf Registered Shares, subject to the proviso contained in subparagraph 6.12(c)(iii) above.

(h) Parent agrees to indemnify, to the extent permitted by law, each holder of Shelf Registered Shares against all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys’ fees, caused by any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Parent by such holder expressly for use therein, or by such holder’s willful misconduct, negligent breach of its obligations under this Section 6.12, or by failure to deliver a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto.

(i) In connection with the Shelf Registration Statement, each holder of Shelf Registered Shares will furnish to Parent in writing such information as Parent reasonably requests for use in connection with the Shelf Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify Parent, its directors and officers and each person who controls Parent (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, caused by any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission furnished in writing to Parent for use therein or such holder’s failure to provide the prospective purchaser with a copy of the current prospectus; provided, however, that the obligation to indemnify will be several, not joint and several among the holders of Shelf Registered Shares, and the liability of each holder will be limited to the gross amount (net of underwriting or brokerage discounts or commissions) received by such holder of Shelf Registered Shares from the sale of Shelf Registered Shares pursuant to the Shelf Registration Statement.

(j) If any Shelf Registered Shares are to be sold in an underwritten offering, then Parent shall enter into an underwriting or similar agreement among Parent, the holders of Shelf Registered Shares and the underwriters of the type customary for registered underwritten secondary offerings of equity securities, in the form customarily used by the lead managing underwriter with such changes as the parties may agree in good faith, which agreement shall include, without limitation, customary provisions relating to: (i) representations and warranties of Parent and the holders of Shelf Registered Shares, (ii) receipt by the underwriters of accountant’s

“comfort” letters in customary form for registered offerings of equity securities, (iii) receipt by the underwriters of disclosure opinions of nationally recognized outside counsel to Parent reasonably acceptable to the underwriters, (iv) receipt by the underwriters of other customary opinions, certificates and closing documents, and (v) customary indemnification of, and contribution in connection with the liability of, the underwriters and their control persons. In addition, Parent will afford such underwriters a reasonable opportunity to conduct a “due diligence” investigation with respect to Parent customary in scope for underwritten offerings of equity securities, which shall include (A) making available for inspection by any underwriter and any attorney, accountant or other agent or representative retained by any underwriter all relevant financial and other records, corporate documents and properties of Parent and its Subsidiaries as the underwriters may reasonably request and (B) causing Parent’s officers, directors and employees to answer all questions and supply all information reasonably requested by any such underwriter, attorney, accountant, agent or representative. As used in this Agreement, the term “underwritten offering” shall include a transaction in which an investment bank or affiliate thereof sells shares of Parent Common Stock in order to hedge its economic exposure to a derivative transaction entered into between a holder of Shelf Registered Shares and such investment bank or affiliate thereof. In order to ensure that the Shelf Registration Statement will cover any such transaction, the parties agree that the plan of distribution description therein shall contain language adequately describing the hedging transactions.

Section 6.13 Section 16 Approvals. The Board of Directors (or an appropriate committee thereof) of Parent shall grant all approvals and take all other actions required pursuant to Rule 16b-3(d) under the Exchange Act to cause the acquisition in the Merger of Parent Common Stock to be exempt from the provisions of Section 16(b) of the Exchange Act.

Section 6.14 Solicitation of CPRs. As promptly as reasonably practicable after the Form S-4 is declared effective by the SEC, the Company shall send to registered holders of CPRs a document, in form reasonably satisfactory to Parent, soliciting the holder’s sale or surrender of, or waiver of all rights under, the CPRs in consideration for the CPR Payment set forth on Schedule 6.14 hereto, which shall be payable at the Effective Time and the Company shall use its commercially reasonable best efforts to obtain the agreement of all of the holders of the CPRs to sell, surrender, or waive their CPRs. In the event that any holder of a CPR does not agree to sell, surrender or waive such holder’s CPRs as of the Closing Date, Parent shall be authorized to retain that amount of cash deducted from the calculation of the Cash Merger Consideration pursuant to Section 3.01(a)(iii) hereof with respect to such CPR, whether or not all such amounts have been paid to the holders of CPRs.

ARTICLE 7

POST-CLOSING COVENANTS

Section 7.01 Employee Matters.

(a) The Surviving Corporation shall honor the obligations of the Company and its Subsidiaries under the provisions of any employment Contracts (as modified in writing on or prior to the Agreement Date, including, without limitation, as to any such modifications to be effective as of the Effective Time), collective bargaining agreements and other similar Contracts between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries. Nothing in this Section 7.01(a) will prevent the Surviving Corporation from exercising any rights to amend such obligations pursuant to the terms of such agreements or Contracts.

(b) For the period from the Effective Time through December 31, 2005, Parent agrees to provide, or cause the Surviving Corporation and its Subsidiaries to provide, each employee of the Company who continues as an employee of the Parent or any of its Affiliates (a “Continuing Employee”) employee benefits that are not less favorable in the aggregate than the same provided by the Company and its Subsidiaries in effect immediately prior to the Closing Date (“Comparable Benefits”) (it being understood that Parent may elect to (i) provide each employee of the Company or any of its Subsidiaries with

Comparable Benefits through coverage under Parent’s employee benefit plans, programs and arrangements, (ii) cause the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries with Comparable Benefits through continued coverage under the Company’s and its Subsidiaries’ employee benefit plans, programs and arrangements or (iii) provide each employee of the Company or any of its Subsidiaries with Comparable Benefits through a combination of coverage under Parent’s employee benefit plans, programs and arrangements and continued coverage under the Company’s and its Subsidiaries’ employee benefit plans, programs and arrangements. From and after January 1, 2006 Parent agrees to provide or cause the Surviving Corporation and its Subsidiaries to provide each Continuing Employee employee benefits that are reasonably equivalent to the employee benefits as such benefits may exist on that date or may be modified thereafter by Parent and as are provided to similarly situated employees of the Parent based upon such Continuing Employee’s position with Parent or its Affiliates after the Effective Time. Notwithstanding, and in clarification of, the foregoing, in the event Parent or the Surviving Corporation elects to have any Continuing Employee receive coverage under any employee benefit plan, program or arrangement of Parent, each such employee will be credited with full service with the Company or any of its Subsidiaries (and their predecessors) for purposes of eligibility and vesting, to the extent such service was recognized under the comparable employee benefit plan, program or arrangement of the Company or any of its Subsidiaries in effect immediately prior to the Closing Date. Any employee benefit plan, program or arrangement of Parent which provides medical, dental or life insurance benefits after the Effective Time to any employee of the Company or any of its Subsidiaries or a dependent thereof shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under the comparable employee benefit plan, program or arrangement of the Company or any of its Subsidiaries in effect immediately prior to the Closing Date and shall provide that any expenses incurred on or before the Effective Time and in the year in which the Effective Time occurs by such individuals shall be taken into account under such plan, program or arrangement of Parent for purposes of satisfying any applicable deductible or coinsurance provisions thereunder to the extent taken into account under the comparable employee benefit plan, program or arrangement of the Company or any of its Subsidiaries in effect immediately prior to the Closing Date.

(c) As soon as reasonably practicable and in no event no later than ninety (90) days following the Effective Time, the employees of the Company or its Subsidiaries who are eligible under the Parent’s stock option guidelines for the grant of stock options shall be granted options to purchase shares of Parent Common Stock in amounts and with terms consistent with options granted to Parent’s employees with similar responsibilities, tenure and titles. Prior to the Agreement Date, Parent shall have provided the Company with a copy of Parent’s employee stock option grant guidelines, the Parent option plan(s) under which such options will be granted, and the form of option agreements(s) under which such options will be granted. Notwithstanding the foregoing, the Company acknowledges that the amount of option grants by Parent to any employee of the Company shall be determined in good faith judgment of the Parent.

Section 7.02 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each present and former director, officer, manager or managing director of the Company and each Subsidiary of the Company and each such Person who served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or enterprise (collectively, the “Company Indemnified Parties”) against all costs and expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, Proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission solely in their capacities as directors, officers, managers, managing directors, trustees, partners, fiduciaries, employees or agents, in each case occurring at or before the Effective Time (including, without limitation, the Merger and the Transactions), in each case, to the fullest extent permitted by Applicable Law; provided that the foregoing obligation of Parent and the Surviving Corporation shall not apply to any claim against a Company Indemnified Party arising from a knowing or willful act of such Person that either (i) constituted a felony, or (ii) constituted fraud. The foregoing shall not under any circumstances apply to indemnify and hold harmless the Company Indemnified Parties against any indemnification claims that such Company Indemnified Parties are otherwise obligated to satisfy pursuant to Section 10.01.

(b) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Company Indemnified Parties in effect prior to the Effective Time, subject to Applicable Law. From and after the Effective Time, Parent shall cause the certificates of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification and expense reimbursement that are at least as favorable to the Company Indemnified Parties as those contained in the Company Certificate and the bylaws of the Company or the articles of association, bylaws or other organizational documents of any of its Subsidiaries as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

(c) The Company may prior to the Closing purchase “run off” or “tail” insurance policy with a reputable insurance company covering directors’ and officers’ liability insurance on the same terms and conditions currently maintained by the Company for the benefit of those Persons who are covered by such policies as of the date hereof with respect to claims arising out of acts or conduct occurring on or prior to the Effective Time asserted within the six-year period after the Effective Time. Parent agrees not to terminate, cancel, amend or modify such policy during the term of such policy. One-half of the total cost of any premiums payable for the purchase of such policy shall be deducted from Closing Cash for purposes of Article 3 hereof to the extent it has not been paid prior to the Closing Date and, if all or a portion of such premiums have been paid prior to the Closing Date, Closing Cash shall be increased by one-half of the premiums so paid (in each case, as contemplated in the definition of Closing Cash).

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification and other obligations set forth in this Section 7.02.

(e) Each Company Indemnified Party shall have rights as a third party beneficiary under this Section 7.02 as separate contractual rights for his or her benefit, and such right shall be enforceable by such Company Indemnified Party, his or her heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their successors and assigns.

Section 7.03 Consents and Approvals. As soon as reasonably practicable after the date of this Agreement, the Company shall use its commercially reasonable best efforts to cause to be delivered to Parent all consents and approvals necessary from the independent certified public accountants of the Company and its Subsidiaries to allow Parent to incorporate, utilize, publish or otherwise disclose the Company Financial Statements in order to facilitate Parent’s reporting requirements with any Governmental Body in accordance with Applicable Law, including the SEC.

Section 7.04 Tax Matters.

(a) Post-Closing Tax Return Filings; Indemnification.

(i) Parent shall prepare and timely file (or cause such preparation and filing) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company and its Subsidiaries with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Parent Return”). Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax laws.

(ii) No liability in respect of Tax shown on any Parent Return shall be considered to constitute a Loss subject to indemnity pursuant to Section 10.01 (i) to the extent reserved on the Company Balance Sheet and (ii) unless Parent shall have provided the Representative with a copy of such Parent Return for review and comment at least forty-five (45) days prior to the filing of such return (or, if required to be filed within forty-five (45) days after the Closing, as soon as possible following the Closing), accompanied by a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes (as defined below) that are shown as due on such Tax Return.

(iii) If the Representative disagrees with the manner of preparation of a Parent Return or the amount of Pre-Closing Taxes calculated in the Pre-Closing Tax Statement, within thirty (30) days of the receipt of Parent Return and Pre-Closing Tax Statement the Representative shall provide to Parent a notice of such dispute (a “Tax Statement Dispute”). If the Representative does not provide a notice of Tax Statement Dispute within such 30-day period, the Representative shall be deemed to have accepted the Tax Return and Pre-Closing Tax Statement relating thereto for purposes of Article 10. If the Representative provides Parent with a notice of a Tax Statement Dispute, the Representative shall also provide Parent with a proposed revision of such Parent Return, a statement setting forth and calculating in reasonable detail the Pre-Closing Taxes with respect to such Parent Return, and a written explanation of the reasons for its adjustment. Parent and the Representative shall attempt to resolve their disagreement within the thirty (30) days following the Representative’s notification to Parent of a Tax Statement Dispute. If the Representative and Parent cannot reach complete agreement within thirty (30) days, they each shall select a Tax expert from their outside accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each Party shall be responsible for the costs and fees of its Tax expert. If Parent and the Representative are unable to resolve their disagreement through their Tax experts, the dispute shall be submitted to an arbitrator (the “Tax Arbitrator”) pursuant to the procedures described in Section 3.09(b) with respect to the Accounting Arbitrator, for resolution within thirty (30) days of such submission. The decision of the Tax Arbitrator with respect to such dispute shall be binding upon Parent and the Representative.

(b) Taxable Year Closing; Allocation of Taxes. Parent shall, unless prohibited by applicable law, cause the taxable periods of the Company and its Subsidiaries to end as of the close of the Closing Date. Parent shall not permit the Company or any of its Subsidiaries to take any actions after Closing on the Closing Date that are out of the Ordinary Course of Business, except as required by this Agreement. For purposes of this Agreement, Taxes incurred by the Company or any of its Subsidiaries with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries. For purposes of this Agreement, “Pre-Closing Taxes” means all Taxes of the Company and its Subsidiaries attributable to taxable periods ending on or before the Closing Date, and the Taxes of the Company and its Subsidiaries allocable to the portion of a taxable period ending on the Closing Date.

(c) Tax Elections; Amended Returns. Except in connection with an audit resolved pursuant to Section 7.04(e) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may file, amend or cause the amendment of a Tax Return of the Company or any of its Subsidiaries, or file or amend any Tax election concerning the Company or any of its Subsidiaries, in each case, with respect to any taxable period that would affect the computation of Pre-Closing Taxes without the written consent of the Representative. Parent covenants that it shall not cause or permit the Company to make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant domestic or foreign Tax jurisdiction). Parent shall, upon request by the Representative, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date which is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return for any other taxable period proposed by a Taxing Authority, or which is otherwise required by law to be filed.

(d) Overpayments of Taxes. To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or a Parent Return or otherwise, results in a determination of an overpayment of Taxes (i) that relate to a taxable period ending on or before the Closing Date or the portion of a taxable period ending on the Closing Date or (ii) related to Taxes borne by the Company Stockholders pursuant to a claim for indemnification paid under Section 10.01, Parent shall promptly pay an amount equal to such refund, and the interest actually received thereon, to the Representative upon receipt by (or crediting for the benefit of) Parent or its Affiliates, unless and to the extent that the entitlement to any refund or credit of such overpayment was taken into account in computing the amount of indemnified Loss in respect of such Taxes. For the avoidance of doubt, Parent shall not offset any Tax refunds from any Losses except with the prior written consent of the Representative.

(e) Audits and Contests Regarding Taxes. Any Party who receives, or whose Affiliate receives, any notice of a pending or Threatened Tax audit, assessment, or adjustment against or with respect to the Company or any of its Subsidiaries which may give rise to a right to indemnification pursuant to the terms of Article 10 shall promptly notify the Representative of the receipt of such notice. Parent and the Representative each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of the Parties or the Company Stockholders (including indemnity obligations hereunder). The Representative shall have the right to represent the Company’s or any of its Subsidiaries’ interests in any Tax audit or administrative or judicial proceeding pertaining to taxable periods ending on or before the Closing Date and to employ counsel of his choice, but reasonably satisfactory to Parent, at his expense, and control the disposition of any issue involved in such proceeding; provided that Parent shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of the Company Stockholders under Section 10.01. Both Parent and the Representative shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period of the Company or any of its Subsidiaries that includes but does not end on the Closing Date or involving both a taxable period of the Company or any of its Subsidiaries ending on or before the Closing Date and a taxable period ending after the Closing Date, and no such audit or proceeding may be settled or compromised by the Representative or Parent without the consent of both the Representative and Parent, which consent shall not be unreasonably withheld. Except as provided in this Section 7.04(e), the provisions of Article 10, including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

(f) Cooperation, Access to Information, and Records Retention. The Representative and Parent shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Company or any of its Subsidiaries. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees (i) to retain all books and records relevant to Taxes of the Company and its Subsidiaries (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, Parent shall allow the Representative to take possession or copy of such books and records.

(g) Tax Certificates. Parent and the Representative agree, upon request of the other, to use commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Merger and the Transactions).

(h) Deduction Resulting from Forgiveness of Loans. On the Closing Date, the Company intends to forgive all of the unpaid principal amount of the indebtedness and interest thereon evidenced by the Executive Promissory Notes. It is the intention of the parties that the resulting deduction be taken into account in the Taxable period of the Company ending on the Closing Date and reflected in the final consolidated federal income Tax Return of the “affiliated group” (within the meaning of Section 1504 of the Code) the common parent of which is the Company, and Parent shall prepare such Tax Return consistent with such intention.

ARTICLE 8

CONDITIONS TO OBLIGATION TO CLOSE

Section 8.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the Transactions related thereto shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by a party with respect only to itself, in whole or in part, to the extent permitted by Applicable Law:

(a) Company Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to asserting this condition, subject to Section 6.01, each of the Parties shall have used their commercially reasonable best efforts to prevent the entry of any Order and to appeal as promptly as possible any such Order that may be entered.

(c) Competition Laws.

(i) The applicable waiting period, together with any extensions thereof, including any additional waiting period required as a consequence of any supplemental request by a Governmental Body, under the HSR Act shall have expired or been terminated.

(ii) If required, the approval by the European Commission of the Merger and the Transactions shall have been obtained pursuant to the EC Merger Regulations, or any applicable waiting period under the EC Merger Regulations has expired without the Merger or the Transactions being prohibited by the relevant Governmental Body.

(iii) All applicable waiting periods, together with any extensions thereof, including any additional waiting periods required as a consequence of any supplemental request by a Governmental Body, under any other Foreign Competition Laws shall have expired or been terminated and all approvals required under any other Foreign Competition Laws shall have been obtained.

(d) Registration Statement. The Form S-4 shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn and all state securities or “blue sky” permits or approvals required to consummate the Merger shall have been received.

(e) Market Listing. The Parent Shares shall have been duly approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

Section 8.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the Transactions are subject to satisfaction or waiver of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Agreement Date and as of the Closing Date, as if made as of each such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b) Agreements and Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) Dissenting Shares. The number of Dissenting Shares as of the Closing Date shall not exceed 5% of the number of Fully Diluted Shares.

(d) Options and Warrants. All options and warrants shall have been (i) exercised in accordance with their terms or (ii) cancelled as of the Effective Time as provided in Sections 3.03 and 3.04 of this Agreement.

(e) Pay-Off Letters and Release of Encumbrances. The Company shall have received pay-off letters and evidence of the release of all Encumbrances, effective upon the Surviving Corporation making the payment specified in Section 3.05(a), with respect to the Lender Debt reasonably satisfactory to Parent and Merger Sub.

(f) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company.

(g) Contingent Payment Rights. The holders of Contingent Payment Rights entitling the holders thereof to at least 85% of any Distribution (as defined in the CPRs) made pursuant to the CPRs shall have agreed with the Company to sell, surrender or waive their CPRs as of the Closing Date.

Section 8.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the Transactions is subject to satisfaction or waiver of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Agreement Date and as of the Closing Date, as if made as of each such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub, respectively, to such effect.

(c) Closing Payments. Parent shall have delivered to the Exchange Agent the Merger Consideration required to be deposited with the Exchange Agent pursuant to Article 3.

(d) Company Credit Facilities. The Company shall have received evidence reasonably satisfactory to the Company that Parent will satisfy its obligations under Section 3.05(a).

(e) Value of Parent Shares. The aggregate number of the Parent Shares to be delivered pursuant to Section 3.01(b) multiplied by the Parent Common Stock Closing Price (the “Aggregate Parent Shares Closing Value”) plus any cash contributed by Parent in lieu of Parent Common Stock pursuant to Section 3.01(b) shall have a value (the “Actual Stock Value”) at least equal to Two Hundred Thirty-Five Million Dollars ($235,000,000) (the “Parent Shares Minimum Value”); provided, however, that if the Aggregate Parent Shares Closing Value is less than the Parent Shares Minimum Value, this condition will be deemed satisfied if Parent increases the amount of cash, the number of shares of Parent Common Stock, or both (collectively the “Additional Consideration”) so that, after including the value of the Additional Consideration (with any additional Parent Common Stock valued at the Parent Stock Closing Price) in the Actual Stock Value, the Actual Stock Value shall be at least equal to the Parent Share Minimum Value to be paid pursuant to Section 3.01; provided, further, that Parent may include shares of Parent Common Stock in the Additional Consideration if both (a) the value of the additional shares of Parent Common Stock does not exceed 34.3% of the total value of the Additional Consideration and (b) the inclusion of shares of Parent Common Stock does not require the Merger or the issuance of Parent Common Stock pursuant to this Agreement to be approved by the stockholders of Parent under the rules of the Nasdaq National Market, Applicable Law or any agreement binding on Parent.

ARTICLE 9

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption and approval thereof by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company;

(b) By written notice of either Parent or the Company if:

(i) the Merger shall not have been consummated on or before February 28, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party (or any of its Subsidiaries) whose (or whose Subsidiary’s) willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or

(ii) a Governmental Body shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger.

(c) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 8.02(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 8.02(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

(d) By Parent in the event the Company has within the previous ten (10) Business Days given Parent any notice pursuant to Section 6.05 above, and the Development that is the subject of the notice has a Material Adverse Effect on the Company;

(e) By Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger or the Transactions or shall have resolved to do so;

(f) By either the Company or the Parent, if, upon a vote at a duly held meeting (including any adjournment or postponement hereof), the Requisite Stockholder Approval shall not have been obtained;

(g) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 8.03(a) would not be satisfied or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 8.03(b) would not be satisfied, and such breach (if curable) has not been cured within thirty (30) days after notice to Parent;

(h) By the Company in order to enter into a definitive agreement for a Superior Proposal; provided that the Company shall not exercise this right to terminate this Agreement until after the third Business Day following Parent’s receipt of written notice setting forth in reasonable detail the identity of the Person making the Superior Proposal and the terms and conditions of the Superior Proposal and the termination of this Agreement shall not be effective until the Termination Fee is paid to Parent;

(i) By Parent, if the Company shall have entered into a definitive agreement for a Superior Proposal; or

(j) By Parent pursuant to Section 6.01(a)

Section 9.02 Effect of Termination.

(a) General. Except as provided in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement (other than this Section 9.02, Section 6.03, the last sentence of Section 6.04 and Sections 11.01, 11.04, 11.06, 11.08, 11.09 and 11.10, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

(b) Termination Payment. The Company agrees to pay Parent a fee equal to $25,000,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by the Company pursuant to Section 9.01(h) (in which case, the fee shall be payable at the time of termination);

(ii) this Agreement is terminated by Parent pursuant to Section 9.01(i) (in which case, the fee shall be payable within two Business Days after such termination); or

(iii) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(c) (but only in the case of an intentional breach by the Company), 9.01(e), or 9.01(f), and, in each case, the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (which, for purposes of this Section 9.02(b), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(f), except that all references to 30% shall be deemed references to more than 50%) for the Company had been made (other than by Parent) and not withdrawn and within ten (10) months after such termination either the Company has entered into a definitive agreement relating to an Acquisition Proposal for the Company (in which case, the fee shall be payable within two (2) Business Days after such definitive agreement is entered into) or a transaction contemplated by an Acquisition Proposal for the Company has been consummated (in which case, the fee shall be payable within two Business Days after such consummation, if not previously paid).

(c) If this Agreement is terminated by Parent pursuant to Section 9.01(j), then Parent shall pay to the Company all of the actual documented out of pocket Transaction Expenses incurred by the Company and its

Affiliates up to a maximum amount of $2,500,000, such payment to be made within two Business Days after Parent is notified by the Company of the amount of such Transaction Expenses.

(d) Any payments pursuant to this Section 9.02 shall be made by wire transfer of same day funds. Acceptance by Parent of the payment of the fee payable under this Section 9.02(b) shall constitute conclusive evidence that this Agreement has been validly terminated and, upon such acceptance, the Company shall be deemed fully released and discharged from any further liability or obligation under this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.01 Indemnification of Parent. Subject to the limitations set forth in Section 10.05, from and after the Effective Time, the Representative shall indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, employees, Affiliates, and agents (the “Parent Indemnified Parties”), from any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ and independent accountants’ fees and disbursements), liabilities, damages (excluding incidental, consequential or punitive damages), fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (individually, a “Loss” and collectively, “Losses”) that the Parent Indemnified Parties suffer related to, arising out of, or in connection with any breach of, or default in, any of the representations, warranties or covenants (unless such breach or default has been cured within twenty (20) days after written notice thereof to the Company and the Representative, if applicable) given or made by Company in this Agreement or in any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto. The obligations of the Representative under this Article 10 shall be the sole recourse of the Parent Indemnified Parties for any breach or default by the Company except in the case of fraud. None of the members or directors of the Representative or their respective Affiliates shall have any liability to Parent under this Article 10 or otherwise under this Agreement, except (if such Person is a Company Stockholder) as and to the extent expressly provided in Section 10.05(a).

Section 10.02 Indemnification by Parent. From and after the Effective Time, Parent shall defend, indemnify and hold the Company Stockholders and their respective officers, directors, employees, Affiliates, and agents (the “Stockholder Indemnified Parties”), harmless from and against: (a) any and all Losses that the Stockholder Indemnified Parties suffer related to, arising out of, or in connection with any breach of, or default in, any of the representations, warranties or covenants (unless such breach or default has been cured within twenty (20) days after written notice thereof to Parent) given or made by Parent or Merger Sub in this Agreement or in any certificate delivered by or on behalf of Parent or Merger Sub or an officer of Parent or Merger Sub pursuant hereto and (b) any liability for Taxes arising from any intentional action taken by Parent, the Company or any of the Company’s Subsidiaries after the Closing that causes any Proceeding to be initiated by a Governmental Body that results in such Tax liability for a Stockholder Indemnified Party. The obligations of Parent under this Article 10 shall be the sole recourse of the Stockholder Indemnified Parties for any breach or default by Parent or Merger Sub of the provisions of this Agreement, except in the case of fraud.

Section 10.03 Third Party Claims.

(a) In the event that any Parent Indemnified Party desires to make a claim against the Company Stockholders or any Stockholder Indemnified Party desires to make a claim against Parent, in each case in connection with any third party litigation, arbitration, action suit, proceeding, claim, investigation or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnification Control Person of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto after obtaining notice of such Third Party Claim; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article 10, except (and then only to the extent that) the Indemnifying Party has actually been prejudiced thereby.

(b) The Indemnification Control Person will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnification Control Person has received notice of the Third Party Claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any Third Party Claim that, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof.

(c) If the Indemnification Control Person assumes the defense of a Third Party Claim, the Indemnification Control Person shall take all steps necessary in the defense or settlement of such Third Party Claim, except where, and only to the extent that, the Indemnification Control Person has been prejudiced by the actions or omissions of the Indemnified Party. Notwithstanding the foregoing, the assumption of the defense of any Third Party Claim by the Indemnification Control Person shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement with respect to such claim, investigation or proceeding was not required. The Indemnification Control Person shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (i) there is no finding or admission of any violation of any Applicable Law, (ii) the sole relief provided is monetary damages that are reimbursed in full as Losses (subject to, with respect to claims by the Parent Indemnified Parties, the remaining Deductible Amount, if any, which will be paid by the Parent Indemnified Party, and the indemnification limits set forth in this Agreement), and (iii) (except in respect of any claim relating to Taxes) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

(d) If the Indemnification Control Person assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnification Control Person, and any counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless either of the following apply: (i) the employment of such counsel has been authorized in writing by the Indemnification Control Person, or (ii) the Indemnification Control Person’s legal counsel has advised the Indemnification Control Person in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If either clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the reasonable costs and expenses of more than one such separate counsel for any one Third Party Claim.

(e) If the Indemnification Control Person does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party under (a) or (b) above, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnification Control Person, which consent shall not be unreasonably withheld, delayed, or conditioned.

(f) The Parent Indemnified Parties and the Stockholder Indemnified Parties shall cooperate in good faith and in all respects with the Indemnification Control Person and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom). The parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

Section 10.04 Payment of Claims.

(a) In the event that any Parent Indemnified Party desires to seek indemnification under this Article 10, the Parent Indemnified Party shall give reasonably prompt written notice to the Indemnification Control Person specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. Any claim made by a Parent Indemnified Party under this Article 10 must be made by the Parent Indemnified Party no later than the Survival Date and, if raised by such date, such claim shall survive the Survival Date until final resolution thereof pursuant to the terms of this Article 10. Until the Survival Date, no delay on the part of a Parent Indemnified Party in giving Representative a notice of claim will relieve Representative from any of its obligations under Article 10 unless (and then only to the extent) that Representative is prejudiced thereby. In the event that, within the thirty (30) day period after a notice of claim is received by Representative, Representative does not contest such claim in writing to Parent as provided in this Section 10.04(a), Representative will be conclusively deemed to have consented to the recovery by the Parent Indemnified Party of the full amount of Loss specified in the notice in accordance with this Article 10. If the Indemnification Control Person disputes such claim for indemnification, it shall notify the Parent Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon the Parent Indemnified Party and the Indemnification Control Person shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Indemnification Control Person or the Parent Indemnified Party may initiate litigation in accordance with Section 11.11 of this Agreement. In the event that Representative disputes a claim by a Parent Indemnified Party, then such disputed claim will be resolved by either (i) a written settlement agreement executed by Parent Indemnified Party, on the one hand, and Representative, on the other hand, or (ii) in the absence of such a written settlement agreement, by such litigation. If the Parent Indemnified Party prevails in respect of at least 50% of the amount of the disputed claim, then the Representative shall pay the Representative’s fees and expenses incurred in connection with the litigation as well as a fraction of the reasonable fees and expenses incurred by the Parent Indemnified Party incurred in connection with the litigation of the claim equal to the fraction (not to exceed 1) represented by the amount of the judgment in respect of the disputed claim divided by the total amount of the disputed claim. If the Parent Indemnified Party prevails in respect of less than 50% of the amount of the disputed claim, then the Parent Indemnified Party shall pay the Parent Indemnified Party’s fees and expenses incurred in connection with the litigation as well as a percentage of the reasonable fees and expenses incurred by the Representative equal to the fraction (not to exceed 1) represented by (A) one minus (B) the amount of the judgment in respect of the disputed claim divided by the total amount of the disputed claim. If the Indemnification Control Person does not dispute such claim for indemnification, the Representative shall, on behalf of the Company Stockholders, and from the Indemnification Reserve Amount, pay the Parent Indemnified Party an amount in cash equal to the amount of such claim; provided, however, that at the Representative’s election, all or a portion of such amount may be paid in shares of Parent Common Stock (with the Parent Common Stock valued at the average per share closing price of the Parent Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal (Northeast Edition) or if not reported thereby, by any authoritative source) for the five-day trading period ending on the second trading day prior to such payment.

(b) In the event that any Stockholder Indemnified Party desires to seek indemnification under this Article 10, the Stockholder Indemnified Party shall give reasonably prompt written notice to Parent and Representative specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. Any claim made by a Stockholder Indemnified Party under this Article 10 must be raised in a writing delivered to Parent by no later than the Survival Date and, if raised by such date, such claim shall survive the Survival Date until final resolution thereof pursuant to the terms of this Article 10. Until the Survival Date, no delay on the part of a Stockholder Indemnified Party in giving Parent a notice of claim will relieve Parent from any of its obligations under Article 10 unless (and then only to the extent) that Parent is prejudiced thereby. In the event that, within the thirty (30) day period after a notice of claim is received by Parent, Parent does not contest such notice of claim in writing to Representative as provided in this Section 10.04(b), Parent will be conclusively deemed to have consented to the recovery by the Stockholder Indemnified Party of the full amount of Loss specified in the notice of claim in accordance with this Article 10. If Parent disputes such claim for indemnification, it shall notify the Stockholder Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon Parent and the Representative on behalf of such Stockholder Indemnified Party shall meet and attempt in good faith to resolved their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Representative or Parent may initiate litigation in accordance with Section 11.11 of this Agreement. In the event that Parent disputes a claim by a Stockholder Indemnified Party, then such contest claim will be resolved by either (i) a written settlement agreement executed by Parent, on the one hand, and Representative, on the other hand, or (ii) in the absence of such a written settlement agreement, by such litigation. If the Representative prevails in respect of at least 50% of the amount of the disputed claim, then the Parent Indemnified Party shall pay the Parent Indemnified Party’s fees and expenses incurred in connection with the litigation as well as a fraction of the reasonable fees and expenses incurred by the Representative incurred in connection with the litigation of the claim equal to the fraction (not to exceed 1) represented by the amount of the judgment in respect of the disputed claim divided by the total amount of the disputed claim. If the Representative prevails in respect of less than 50% of the amount of the disputed claim, then the Representative shall pay the Representative’s fees and expenses incurred in connection with the litigation as well as a percentage of the reasonable fees and expenses incurred by the Parent Indemnified Party equal to the fraction (not to exceed 1) represented by (A) one minus (B) the amount of the judgment in respect of the disputed claim divided by the total amount of the disputed claim. If Parent does not dispute such claim for indemnification, Parent shall pay, or shall cause the Surviving Corporation to pay, the Stockholder Indemnified Party an amount in cash equal to the amount of such claim.

(c) The Parties agree that to the payment of any indemnity under this Article 10 shall be treated as an adjustment to the Merger Consideration paid by Parent hereunder for Tax purposes to the extent that it may properly be so characterized under Applicable Law.

Section 10.05 Limitations on Indemnification.

(a) The Representative’s liability for all claims made under Section 10.01 shall be subject to the following limitations: (i) the Representative shall have no liability for claims made under Section 10.01 until the aggregate amount of the Losses incurred by a Parent Indemnified Party or Parent Indemnified Parties exceeds Five Million Dollars ($5,000,000) (the “Threshold”), provided that if such Threshold is exceeded, the Representative shall be liable for all Losses starting from the first dollar of such Losses, (ii) the Representative’s aggregate liability for all claims under Section 10.01 shall not exceed Fifty Million Dollars ($50,000,000) and (iii) no item relating to Taxes that is referenced in Schedule 4.10 (other than Schedule 4.10(b)) of the Company Disclosure Schedules shall constitute a Loss for which a Parent Indemnified Party shall be entitled to recovery pursuant to Section 10.01. No Company Stockholder shall have any liability for any claims made under Section 10.01 (to the extent not capable of being paid by the Representative) unless that Company Stockholder directly participated in the making of fraudulent misrepresentations or the taking of fraudulent actions by the Company or any of the parties referred to in the definition of Knowledge of the Company, in which case the Company Stockholder directly participating in the fraud shall not have any limitation on its liability under this Article 10.

(b) The Parent liability for all claims made under Section 10.02 shall be subject to the following limitations: (i) the Parent shall have no liability for such claims until the aggregate amount of the Losses incurred by a Stockholder Indemnified Party or Stockholder Indemnified Parties exceeds Five Million Dollars ($5,000,000) (the “Parent Threshold”), provided that if such Parent Threshold is exceeded, the Parent shall be liable for all Losses starting from the first dollar of such Losses and (ii) the Parent’s aggregate liability for all such claims shall not exceed $35,000,000; except that Losses resulting from or arising out of any fraudulent misrepresentations or fraudulent action by the Parent shall result in the Parent being liable to the Stockholder Indemnified Party or Stockholder Indemnified Parties to the full extent of the

Stockholder Indemnified Party or Stockholder Indemnified Parties Losses resulting from such fraudulent misrepresentations or fraudulent actions.

(c) In the event of a breach by a Party of any representation or warranty given or made by that Party in this Agreement that is qualified so as to only be deemed breached if the representation would have a Material Adverse Effect on a Party or is otherwise qualified as to “materiality” or “in any material respect,” then for purposes of determining the amount of Loss for which a Party shall be entitled to recover pursuant to this Article 10 (and the application of the Threshold and the Parent Threshold) and not for purposes of determining whether a breach of the representation has occurred, the amount of such Loss shall be determined without limitation by such Material Adverse Effect or materiality qualifications.

Section 10.06 Amendment of Representative Operating Agreement. Representative shall not amend or modify the Representative Operating Agreement in a manner that would reduce or otherwise adversely affect Parent’s rights to receive indemnification under this Article 10 without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 10.07 Exclusive Remedy. Subject to the occurrence of the Closing, the Parties acknowledge and agree that the remedies set forth in this Article 10 shall be the sole and exclusive remedies of the Parties and their Affiliates, except in the case of fraud, for any and all Losses or any other liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns, in connection with this Agreement, the Merger or otherwise arising out of the Transactions and the Parties each waive any other remedy, which they, or any other Person entitled to indemnification hereunder, may have at law or in equity with respect hereto.

Section 10.08 Effect of Insurance and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article 10 shall be reduced by (a) any amounts recovered by the Indemnified Party or any of its Affiliates from any Third Party, and (b) any insurance proceeds or other cash receipts or source of reimbursement received by the Indemnified Party or any of its Affiliates with respect to such Losses (each source named in clauses (a) and (b), a “Collateral Source”). The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its claim as may be available from any Collateral Source. In the event an Indemnifying Party indemnifies an Indemnified Party on any claim referred to in the previous sentence and the Indemnified Party is not pursuing such claim, the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such claim, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, at the Indemnifying Party’s expense. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters. If any amount to be reduced under this Section 10.07 from any payment required under this Article 10 is determined after the date on which the Indemnifying Party is required pursuant to this Article 10 to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article 10 had such determination been made at the time of such payment.

Section 10.09 No Double Recovery. Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under both this Agreement, and the Ancillary Documents in respect of such fact, event, condition or circumstance and an Indemnifying Party will not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated on a dollar for dollar basis for such Losses pursuant to the Closing Cash Adjustment set forth in Section 3.09 hereof.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Expenses. Each of Parent, Merger Sub and the Company will bear its own costs and expenses (including accounting and legal fees and expenses) arising from, incurred in connection with or incident to, this Agreement, the Ancillary Documents and the Transactions (each a “Transaction Expense”); provided that the term Transaction Expense shall also include any cost with respect to any existing “gross up” obligations of the Company under employment or similar agreements resulting from the operation of Section 280G of the Code and shall not include any expenses which would have been incurred without this Agreement or the Transactions. To the extent practicable, the Company shall pay all of its Transaction Expenses immediately prior to the Effective Time. To the extent that any invoices for Transaction Expenses of the Company are received after the Effective Time and are not paid by the Representative or the Company Stockholders, all such Transaction Expenses shall, to the extent paid the Surviving Corporation, reduce Closing Cash for the purposes of the adjustment of Closing Cash set forth in Section 3.09. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer taxes), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred solely in connection with the consummation of the Transactions shall be a Transaction Expense of Parent and shall be paid either by Parent or the Surviving Corporation, as applicable, when due (unless disputed by Parent in good faith). Parent shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Parent shall be responsible for all filing fees for any required filings under the HSR Act, EC Merger Regulations or any other Foreign Competition Laws. In the event that any of the Company Stockholders is held liable for any of the Transaction Expenses by any Third Party (including a Governmental Body), Parent and the Surviving Corporation, agree and undertake to fully indemnify such Company Stockholder from such liability, without regard to any limitation on indemnification set forth herein.

Section 11.02 Survival of Representations and Warranties. The representations and warranties in this Agreement or any Ancillary Document delivered by or on behalf of the Parties hereto shall survive the Closing until the date that is the earlier of (i) the date that Parent files its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 with the SEC or (ii) August 31, 2006 (the “Survival Date”) after which no claim for breach of such representations and warranties may be brought, and no action with respect thereto may be commenced, and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave written notice to the Indemnifying Party, specifying with particularity the breach of the representation or warranty claimed, on or before the Survival Date, in which case the right of the Party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is resolved under the terms of this Agreement.

Section 11.03 No Third-Party Beneficiaries. Except as otherwise set forth in Sections 3.10, 7.02, 7.03 and Article 10 herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.04 Entire Agreement. This Agreement, including the Company Disclosure Schedules, the Parent Disclosure Schedules and Exhibits attached hereto, the Confidentiality Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.05 Incorporation of Exhibits and Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules and the Exhibits attached hereto are incorporated herein by reference and made a part hereof. Any information or matter disclosed in any schedule of the Company Disclosure Schedules or Parent Disclosure Schedules shall be deemed disclosed in each and every other schedule of such disclosure schedules, if, by the nature of the disclosure, a reasonable person would believe that such disclosure should be repeated, regardless of whether a specific cross reference is made.

Section 11.06 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.07 Counterparts and Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile signature by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

Section 11.08 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt); provided that if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day (in each case at the place of delivery), such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further that such notice, request, demand, claim or other communication is delivered to the applicable party at the party’s address or facsimile number as set forth below,

(a) If to Parent or Merger Sub, addressed to it at:

1768 Automation Parkway

San Jose, CA 95131

Fax: 408-546-4350

Attention: General Counsel

With a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Fax: 415-268-7522

Attention: Michael C. Phillips, Esq.

(b) If to the Company prior to the Effective Time, addressed to it at:

Acterna Inc.

12410 Milestone Center Court

Germantown, MD 20876

Fax: 240-404-1198

Attention: General Counsel

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Fax: 212-859-4000

Attention: Peter Golden, Esq.

(c) If to the Representative or to the Company after the Effective Time, addressed to it at:

Acterna Inc.

12410 Milestone Center Court

Germantown, MD 20876

Fax: 240-404-1198

Attention: General Counsel

With, in the case of the Company, a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Fax: 212-859-4000

Attention: Peter Golden, Esq.

And, in the case of the Representative, a copy to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Fax: 202-879-5200

Attention: Mark D. Director, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.11 Jurisdiction; Waiver of Jury Trial. Except for disputes to be resolved under Section 3.09(b) and Section 7.04(a)(iii), each of the parties hereto agrees that it will not bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions in any court other than a court of the United States located in the State of Delaware or any Delaware State court and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.09 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.12 Amendments and Waivers. This Agreement may be amended by the Parties at any time prior to or following the Company’s receipt of the Requisite Stockholder Approval; provided, however, that there shall be no amendment that by Applicable Law requires further approval of the holders of Common Stock without the approval of such holders of Common Stock; provided, further, no amendment or modification shall be made that reduces the amount or changes the form of the Merger Consolidation or otherwise materially and adversely affects the rights of the holders of Common Stock without the further approval of the holders of the Common

Stock. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

Section 11.15 Acknowledgements by Parent and Merger Sub. Parent and Merger Sub acknowledge that they have relied on the representations and warranties of the Company expressly and specifically set forth in Article 4 of this Agreement, including the Company Disclosure Schedules (and any updates thereto). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY SET FORTH IN THE CONFIDENTIAL INFORMATION PREVIOUSLY DELIVERED TO PARENT), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE COMPANY STOCKHOLDERS.

Section 11.16 Specific Performance. The Parties hereto agree that if, on or prior to the Closing Date, any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, prior to the Closing Date, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

ACTERNA INC.

By:

Name:

Title:

JDS UNIPHASE CORPORATION

By:

Name:

Title:

JDSU ACQUISITION VII, INC.

By:

Name:

Title:

ANTELOPE INDEMNITY HOLDINGS, LLC

By:	Acterna Inc.
Its:	Sole Member

By:

Name:

Title: